Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
HEWLETT PACKARD ENTERPRISE COMPANY,
CANOPY MERGER SUB, INC.
and
CRAY INC.
dated as of
May 16, 2019

-i-

-ii-

-iii-

-iv-

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 16, 2019, is entered into by and among Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), Canopy Merger Sub, Inc., a Washington corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Cray Inc., a Washington corporation (the “Company”). Each of Parent, Merger Sub and the Company is referred to herein as a “Party” and together as the “Parties”. Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.
RECITALS
WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);
WHEREAS, in connection with the Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, Converted Shares, Dissenting Shares or Company Restricted Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act (the “WBCA”);
WHEREAS, the board of directors of the Company (the “Company Board”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the stockholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement (the “Recommendation”);
WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of their respective stockholder(s) and (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Article I
THE MERGER
Section 1.01.    The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the WBCA, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 1.02.    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York City time, on the third Business Day after the satisfaction or waiver (to the extent permitted) of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to as the “Closing Date”.
Section 1.03.    Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Closing Date, the Parties shall file articles of merger (the “Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the WBCA, and shall make all other filings and recordings required under the WBCA to effect the Merger. The Merger shall become effective on such date and time as the Articles of Merger are filed with the Secretary of State of the State of Washington or at such other date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to herein as the “Effective Time”.
Section 1.04.    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the WBCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.05.    Articles of Incorporation and Bylaws.
(a)    At the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Surviving Corporation Articles of Incorporation”), except that the name of the Surviving Corporation shall be “Cray Inc.” and subject to Section 6.06, until thereafter changed or amended as provided therein or by applicable Law.
(b)    The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”), except that the name of the Surviving Corporation shall be “Cray Inc.” and subject to Section 6.06, until thereafter changed or amended as provided therein or by applicable Law.
Section 1.06.    Directors. Subject to applicable Law, each of the Parties shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The Company shall use commercially reasonable efforts to cause each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Company Board to be effective as of the Effective Time (and, if and to the extent reasonably requested by Parent at least five (5) days prior to the Closing Date, will also use commercially reasonable efforts to obtain letters of resignation, effective as of the Effective Time, from any directors of any Subsidiary).
Section 1.07.    Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 1.08.    Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

Article II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
Section 2.01.    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or any other capital stock of the Company, or any shares of capital stock of Parent or Merger Sub:
(a)    Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
(b)    Cancellation of Cancelled Shares; Conversion of Converted Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is at such time owned (i) by the Company as treasury stock or (ii) by Parent or Merger Sub, in each case shall be automatically cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor. Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent (other than Merger Sub) (the “Converted Shares”) will automatically be converted into such number of fully paid and non-assessable shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.
(c)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) the Cancelled Shares or the Converted Shares in accordance with Section 2.01(b), (ii) the Company Restricted Shares and (iii) except as provided in Section 2.01(d), the Dissenting Shares) shall be converted into the right to receive $35.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each such certificate, a “Certificate”), and/or each holder of Book-Entry Shares, that, in either case, immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Article II.
(d)    Dissenting Shares. Notwithstanding anything herein to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who exercises dissenters’ rights when and in the manner required under Chapter 23B.13 of the WBCA (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 23B.13 of the WBCA. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of Chapter 23B.13 of the WBCA. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose any such right under Chapter 23B.13 of the WBCA or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 23B.13 of the WBCA, then such right of such holder under Chapter 23B.13 of the WBCA shall cease and such Dissenting Shares shall be deemed to convert (or have been converted) at the Effective Time into, and shall become, the right to receive the Merger Consideration as provided in Section 2.01(c), without any interest thereon. The Company shall give Parent prompt notice of any written notices (or of any threats with respect thereto) that the Company receives from or on behalf of its shareholders to exercise dissenters’ rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to Chapter 23B.13 of the WBCA and received by the Company relating to shareholders’ dissenters’ rights, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for fair value under Chapter 23B.13 of the WBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any such demand. Any Merger Consideration made available to the Paying Agent to exchange for shares of Company Common Stock for which dissenters’ rights have been perfected shall be returned to Parent upon demand.
Section 2.02.    Exchange Fund and Payment Procedures.
(a)    Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Prior to, at or immediately after the Closing (but in any event no later than the Closing Date), Parent, on behalf of Merger Sub, shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). Subject to Section 2.02(g), the Exchange Fund shall not be used for any other purpose.
(b)    Certificate Exchange Procedures. As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form), and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable for each such share of Company Common Stock covered by such Certificates. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying

Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
(c)    Book-Entry Shares. With respect to uncertificated shares of Company Common Stock held in book-entry form (“Book-Entry Shares”), Parent and the Company shall cooperate to establish procedures with the Paying Agent and each holder of Book-Entry Shares to ensure that the Paying Agent will transmit to such holder or its nominees, upon surrender of Book-Entry Shares held of record by such holder or its nominees in accordance with customary surrender procedures (including receipt by the Paying Agent of an “agent’s message” in customary form and/or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the Merger Consideration for each such Book-Entry Share pursuant to and in accordance with the terms of this Agreement, and each such Book-Entry Share shall forthwith be cancelled. Payment of the Merger Consideration with respect to any Book-Entry Share shall only be made to the person in whose name such Book-Entry Share is registered.
(d)    No Further Transfers of or Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates or cancellation of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, as the case may be. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be cancelled against delivery of the applicable Merger Consideration to the holder thereof as provided in this Article II.
(e)    Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for (subject to applicable state, federal or other abandoned property, escheat or similar Laws), payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.
(f)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered prior to the date on which the applicable Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
(g)    Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid solely to Parent. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates or Book-Entry Shares to receive the Merger Consideration as provided herein.
(h)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.
Section 2.03.    Company Equity Awards.
(a)    Treatment of Company Stock Options.
(i)    Effective as of the Effective Time, (A) each then-outstanding Company Stock Option that is vested and is not an Underwater Option (each, a “Cash-Out Option”) shall automatically be cancelled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (1) the total number of shares of Company Common Stock then underlying such Cash-Out Option multiplied by (2) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Cash-Out Option, without any interest thereon, and subject to all applicable Tax withholdings. The Surviving Corporation shall pay the amounts set forth in this Section 2.03(a)(i) within five (5) Business Days following the Effective Time.
(ii)    Effective as of the Effective Time, each then-outstanding Company Stock Option that is not a Cash-Out Option or an Underwater Option (each, a “Roll-Over Option”) shall be assumed by Parent and shall be converted into an option (a “Parent Stock Option”) to acquire (A) that number of whole shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (rounded down to the nearest whole number of shares) equal to the product of (1) the number of shares of Company Common Stock underlying such Roll-Over Option immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio, (B) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of Company Common Stock of such Roll-Over Option by (2) the Equity Award Exchange Ratio. Except as otherwise provided in this Section 2.03(a)(ii), each such Parent Stock Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Roll-Over Option immediately prior to the Effective Time (including all applicable vesting acceleration provisions).
(iii)    All Company Stock Options, whether vested or unvested, that are outstanding and unexercised as of the Effective Time with an exercise price per share that equals or exceeds the Merger Consideration (each, an “Underwater Option”) will not be assumed by Parent and shall automatically be cancelled and terminated without consideration upon the Closing Date.
(b)    Treatment of Company RSU Awards.
(i)    Effective as of the Effective Time, each Company RSU Award that is then-outstanding and vested shall automatically be cancelled and converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (1) the total number of shares of Company Common Stock then underlying such vested Company RSU Award multiplied by (2) the Merger Consideration, without any interest thereon, and subject to all applicable Tax withholdings. The Surviving Corporation shall pay the amounts set forth in this Section 2.03(b)(i) within five (5) Business Days following the Effective Time.
(ii)    Effective as of the Effective Time, each Company RSU Award that is then-outstanding and unvested shall be assumed by Parent and shall be converted into a restricted stock unit award that corresponds to shares of Parent Common Stock (each, a “Parent RSU Award”) with respect to a number of shares of Parent Common Stock (rounded to the nearest whole number of shares) equal to the product of (i) the number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. For purposes of clause (i) of the immediately preceding sentence, the number of shares of Company Common Stock underlying a performance-vesting Company RSU Award immediately prior to the Effective Time shall equal 50% of the number of shares covered by the Company RSU Award immediately prior to the Effective Time, and the remainder of such covered shares shall be forfeited. Except as otherwise provided in this Section 2.03(b), each Parent RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time (including all applicable vesting acceleration provisions), provided that any such Parent RSU Award corresponding to a performance-vesting Company RSU Award shall no longer be subject to performance-based vesting and shall be subject only to continued service through the one-year anniversary of the date on which the Effective Time occurs.
(c)    Treatment of Company RSA Awards. Effective as of the Effective Time, each Company RSA Award that is then-outstanding and unvested and that is held by a non-employee director of the Company shall vest, be cancelled and be converted into the right to receive an amount of cash from the Surviving Corporation equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company RSA Award multiplied by (B) the Merger Consideration, without any interest thereon, and subject to all applicable Tax withholdings. The

Surviving Corporation shall pay the amounts set forth in this Section 2.03(c) within five (5) Business Days following the Effective Time.
(d)    Resolutions. As soon as reasonably practicable following the date hereof, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to effectuate the actions contemplated by this Section 2.03.
(e)    Parent Actions. At the Effective Time, the Parent shall assume all the obligations of the Company under the Company Stock Plans, each outstanding Parent Stock Option and Parent RSU, and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Company Stock Plan shall be adjusted to reflect shares of Parent Common Stock in accordance with the provisions of the applicable Company Stock Plan. Parent shall file with the SEC, as soon as reasonably practicable (but in any event no more than five Business Days) after the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the Parent Common Stock issuable with respect to the Parent Stock Options and Parent RSU Awards. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Parent Stock Options and Parent RSU Awards remain outstanding.
Section 2.04.    Withholding. Notwithstanding anything herein to the contrary, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger or otherwise pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (a) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made and (b) shall be paid over to the appropriate Governmental Authority by or on behalf of Parent, Merger Sub or the Paying Agent within the time and in the manner required by applicable Law.
Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in any report or other document filed with the SEC by the Company, or incorporated by reference into such document, since January 1, 2018 and publicly available prior to the date hereof (collectively, the “Filed SEC Documents”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, or (ii) subject to Section 9.03(g), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01.    Organization, Standing and Corporate Power.
(a)    The Company is duly organized and validly existing under the Laws of Washington and has all requisite corporate power and authority to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not have, individually or in the aggregate, a Material Adverse Effect.
(b)    True and complete copies of the Restated Articles of Incorporation of the Company and any amendments thereto (collectively, the “Company Articles of Incorporation”) and the Amended and Restated Bylaws of the Company and any amendments thereto (collectively, the “Company Bylaws”), in each case as in effect on the date hereof, have been made available to Parent. The Company is not in violation of any provision of the Company Articles of Incorporation or the Company Bylaws unless, in the case of a violation of the Company Bylaws, such violation would not be material to the Company and its Subsidiaries, taken as a whole.
Section 3.02.    Subsidiaries.
(a)    Section 3.02(a) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. There are no issued or outstanding (i) securities of the Company convertible into, or exchangeable for, shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or such Subsidiary, as applicable, to issue, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of, or other equity or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii), together with any shares of capital stock or other voting securities of, or other equity or ownership interests in, any Subsidiary of the Company, being referred to collectively as the “Company Subsidiary Securities”).
(b)    Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (to the extent such legal concept exists) under the Laws of its jurisdiction of organization and has all requisite corporate or other applicable entity power and authority to carry on its business as presently conducted. Except for the capital stock of, or other equity or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any shares, membership interest, partnership interest, joint venture interest, or other equity, voting or ownership interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any person. All the outstanding shares of capital stock of, or other equity or ownership interests in, each Subsidiary of the Company were validly issued and fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities.
(c)    The Company has made available to Parent (i) a true and complete list, with respect to the Company and each of its Subsidiaries, of such entity’s officers and directors (or individuals with equivalent responsibilities) and (ii) true and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as in effect on the date hereof.
Section 3.03.    Capital Structure.
(a)    The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on May 15, 2019 (the “Capitalization Date”), (i) 41,181,712 shares of Company Common Stock were issued and outstanding (including the shares underlying the Company RSA Awards), (ii) 7,847,610 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, and pursuant to such Company Stock Plans, (A) 2,114,754 shares of Company Common Stock were subject to outstanding awards of Company restricted stock units (such restricted stock units, the “Company RSU Awards”) (including 482,485 shares of Company Common Stock covered by performance-vesting Company RSU Awards), (B) 30,269 shares of Company Common Stock were subject to outstanding awards of restricted Company Common Stock (such awards, the “Company RSA Awards”), and (C) 1,633,075 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock with a weighted average exercise price per share of $20.91 (such options, the “Company Stock Options” and, together with the Company RSU Awards and Company RSA Awards, the “Company Equity Awards”), (iii) no shares of Company Common Stock were owned or held by the Company as treasury stock, and (iv) no shares of Company Preferred Stock were outstanding. Except as set forth in this Section 3.03(a), at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of or other equity or ownership interests in the Company, or securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other equity or ownership interests in the Company, were issued, reserved for issuance or outstanding. None of the Company’s Subsidiaries owns any Company Securities.
(b)    Except as set forth in Section 3.03(a) and for changes since the Capitalization Date resulting from (x) the exercise of Company Stock Options outstanding on such date, (y) the vesting and settlement in accordance with their terms of Company RSA Awards and Company RSU Awards outstanding on such date, or (z) the issuance of Company RSU Awards and Company RSA Awards after such date, in each case as and to the extent permitted by Section 5.01(a), there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other equity or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.
(c)    All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time, when issued on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock or any capital stock of any Subsidiary of the Company may vote (“Voting Company Debt”). There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or (to the Knowledge of the Company) which otherwise exist with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Company Securities or Company Subsidiary Securities.
(d)    Section 3.03(d) of the Company Disclosure Letter sets forth a complete list as of the close of business on the Capitalization Date of (i) each outstanding Company Equity Award, (ii) the number of shares of Company Common Stock underlying such Company Equity Award, (iii) the holder of such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the date on which such Company Equity Award was granted, (vi) the exercise price of such Company Equity Award, in the case of a Company Equity Award that is a Company Stock Option, and (vii) the number of shares of Company Common Stock with respect to which such Company Equity Award has vested as of the Capitalization Date.
Section 3.04.    Authority; Recommendation.
(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of, and to consummate, the transactions contemplated by this Agreement, except, with respect to the Merger, for (x) the approval of this Agreement by the Requisite Company Vote and (y) the filing of the Articles of Merger with the Secretary of State of the State of Washington. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determining that it is in the best interests of the Company and its stockholders, and declaring it advisable, to enter into this Agreement, (iii) approving the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (iv) resolving to make the Recommendation and (v) assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.09, irrevocably approving Parent, Merger Sub and their respective Affiliates and this Agreement and the transactions contemplated hereby (including the Merger) for purposes of Chapter 23B.19 of the WBCA, and irrevocably exempting such persons, agreements and transactions from, and electing for the Company, Parent, Merger Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws, including Chapter 23B.19 of the WBCA (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of the their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Merger) with respect to any of the foregoing, which resolutions, as of the date hereof, have not been rescinded, modified or withdrawn.
Section 3.05.    Non-Contravention.
(a)    The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of (or result in) termination, cancellation or acceleration of any obligation or to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock under, or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any person pursuant to, any provision of (i) the Company Articles of Incorporation, the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 3.05(b), (A) any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties, rights or assets are bound, (B) any supranational, federal, foreign, national, state, provincial or local statute, law (including common law), constitution, resolution, code, edict, decree, directive, ruling, ordinance, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NASDAQ Global Select Market (“NASDAQ”)) (any of the foregoing, a “Law”) or any judgment, order or decree of any Governmental Authority (any of the foregoing, a “Judgment”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (C) any Governmental Authorizations of the Company or any of its Subsidiaries, other than, in the case of this clause (ii), in each case, any such conflicts, violations, breaches, defaults, rights, obligations, losses or Liens, or any such consent, waiver or approval the failure of which to be obtained, would not have, individually or in the aggregate, a Material Adverse Effect.
(b)    No consent, approval, order, license, permit, franchise, variance, exemption, declaration, registration, clearance, waiver, consent or authorization of, action or nonaction by, registration, declaration or filing with, or notice to (collectively, the “Governmental Authorizations”) any supranational, federal, national, state, provincial or local, whether domestic or foreign, government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission, instrumentality or authority (each, a “Governmental Authority”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any competition, merger control, antitrust or similar Law of any non-U.S. jurisdiction (collectively, the “Foreign Merger Control Laws”), (ii) the filing with the SEC of (A) the Proxy Statement and any amendments or supplements thereto and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Washington, (iv) any filings or notices required under the rules and regulations of NASDAQ, and (v) such other Governmental Authorizations and notices the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect.
Section 3.06.    SEC Documents; Financial Statements; No Undisclosed Liabilities.
(a)    The Company has filed or furnished, as applicable, on a timely basis all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished, as applicable, by the Company pursuant to the Securities Act or the Exchange Act since January 1, 2016 (the “SEC Documents”). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other SEC Documents), the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and, as of such respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), with respect to any SEC Document, except as disclosed in certifications filed with the SEC Documents.
(b)    Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed (i) was prepared in a manner consistent in all material respects with the books and records of the Company and its Subsidiaries (except, in the case of unaudited quarterly financial statements, to the extent permitted by the SEC on Form 10-Q under the Exchange Act), (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as may be indicated in the notes to such financial statements and except, in the case of unaudited quarterly financial statements, to the extent permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end adjustments that were not (and in the case of any such financial statements filed since January 1, 2019 were not reasonably expected to be) material in amount). The financial and accounting books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any applicable Laws.
(c)    Except to the extent reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, except liabilities and obligations that have not had and would not have, individually or in the aggregate, a Material Adverse Effect.
(d)    Internal Controls.
(i)    The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in all material respects in accordance with GAAP. Since January 1, 2016, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has made available to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent true and complete copies of all such disclosures made by management to the Company’s auditors and the audit committee of the Company Board since January 1, 2016 and prior to the date hereof.
(ii)    The Company and its Subsidiaries have in place controls and systems designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurances: (A) that records are maintained that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets, (B)  that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (C) regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
(iii)    The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer on a timely basis to enable such information to be recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer (as defined in Rule 3b‑7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b‑7 under the Exchange Act) or director of the Company or any of its Subsidiaries.
(iv)    Since January 1, 2016, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or any auditor of the Company or any of its Subsidiaries has received, or otherwise been made aware of, any material complaint, allegation, assertion or claim, whether written or oral, regarding improper accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in fraudulent accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries, or by any of their respective officers, directors, employees or agents, to the Company Board or any committee thereof or to the general counsel of the Company.
(e)    Neither the Company nor any of its Subsidiaries is a party to or is otherwise subject to (or subject to any commitment to enter into) any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S‑K promulgated by the SEC).
Section 3.07.    Absence of Certain Changes or Events.
(a)    Since January 1, 2019, there has not been any Material Adverse Effect.
(b)    Since January 1, 2019 through the date hereof, (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business in all material respects, and (ii) the Company and its Subsidiaries have not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would have required Parent’s consent under Section 5.01 (other than Section 5.01(a)(iv), (vi), (xiv), (xix), (xx), or (xxi) (to the extent related to the foregoing subsections)).
Section 3.08.    Litigation. As of the date of this Agreement, other than as set forth on Section 3.08 of the Company Disclosure Letter, there is no Action Pending nor, to the Knowledge of the Company, any Action threatened, nor has the Company received any written notice threatening any Action, in each case against the Company or any of its Subsidiaries or any of their respective directors or officers (or former officers or directors in their capacity as such) or affecting any of the properties, assets or rights of the Company or any of its Subsidiaries, other than, in each of the foregoing cases, an Action commenced by a person that both (a) does not involve an amount in controversy in excess of $500,000 and (b) does not seek material injunctive or other non-monetary relief. There is no Judgment outstanding against the Company or any of its Subsidiaries that is material to the Company. As of the date hereof, there is no Action Pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated hereby.
Section 3.09.    Compliance with Laws.
(a)    Each of the Company and its Subsidiaries is, and since January 1, 2016 has been, in compliance with all Laws applicable to its business, operations, properties or assets, except as has not had and would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since January 1, 2016, any written notice or other written communication alleging a violation or potential violation of any Law by the Company or any of its Subsidiaries, which violation would be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries have in effect all Governmental Authorizations required to own, lease and operate their properties and assets and to operate their respective businesses and operations in all material respects as currently conducted, there has occurred no material violation of, default (with or without notice or lapse of time or both) under or event that would reasonably likely result in the revocation, non-renewal, adverse modification to or cancellation of, with or without notice or lapse of time or both, any such Governmental Authorization and none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such Governmental Authorization.
(b)    Except as set forth in Section 3.09(b) of the Company Disclosure Letter, since January 1, 2014, the Company and each of its Subsidiaries have complied with applicable provisions of U.S. export control and sanctions Laws (including the International Traffic in Arms Regulations, the Export Administration Regulations, and the sanctions programs administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”)), the import and export laws and regulations administered by the U.S. Bureau of Customs and Border Protection, and the export, sanctions and customs Laws of each other country (collectively, “Import and Export Laws”) in which any of them has conducted or currently conducts business, and neither the Company nor any of its Subsidiaries has received any written notice of noncompliance, complaints or warnings with respect to its compliance with any Import and Export Laws. Neither the Company nor any of its Subsidiaries has sold, exported, re-exported, imported, transferred, diverted, brokered or otherwise disposed of any commodities, Software or technology to or from any destination or person without obtaining prior authorization from the competent Governmental Authorities as required by any Import and Export Laws, except where any failure to obtain such authorization has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. Since January 1, 2014, the Company and each of its Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and its Subsidiaries’ possession as required under the Import and Export Laws. Without limiting the foregoing, except as set forth in Section 3.09(b) of the Company Disclosure Letter:
(c)    the Company and each of its Subsidiaries do not rely on any Governmental Authorizations required by Import and Export Laws, other than license exceptions relied upon under the Export Administration Regulations, with respect to the import, export, re-export, transfer, or brokering by the Company or any of its Subsidiaries of commodities, Software or technologies. The Company warrants that all exports, re-exports, transfers, or brokering by the Company or any of its Subsidiaries of commodities, Software or technologies are authorized under license exceptions or do not require authorization under the Export Administration Regulations;
(i)    there are no Pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to such Governmental Authorizations issued pursuant to Import and Export Laws, or the failure to obtain or to comply with the terms or conditions of any such Governmental Authorization, except for any such Action, or any such failure to obtain or comply with any Governmental Authorization, that would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(ii)    the Company or its Subsidiaries, individually or taken as a whole, have in place adequate controls and systems to ensure compliance with applicable Import and Export Laws in each of the jurisdictions in which the Company and its Subsidiaries currently does business;
(iii)    neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its or their respective directors, officers, employees or affiliates (x) is, or is owned or controlled by, a person or entity subject to the sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited or restricted persons made publicly available or provided to the Company or any of its Subsidiaries by any Governmental Authority (such entities, persons or organizations collectively, the “Restricted Parties”) or (y) has, since January 1, 2014, conducted any business with or engaged in any transaction or arrangement with or involving any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any of its Subsidiaries is subject to any Pending or, to the Company’s Knowledge, threatened action by any Governmental Authority that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Authority, except, solely with respect to any such actions arising after the date hereof, as has not had and would not have, individually or in the aggregate, a Material Adverse Effect;
(iv)    since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Authority in its compliance efforts nor disclosed to any Governmental Authority (whether voluntarily or in response to a request or subpoena from a Governmental Authority) actual or potential non-compliance with Import and Export Laws; and
(v)    neither the Company nor or any of its Subsidiaries (i) manufactures, exports, reexports, re-transfers, temporarily imports, or brokers any defense articles or defense services subject to the International Traffic in Arms Regulations; or (ii) is registered with the U.S. State Department, Directorate of Defense Trade Controls as a manufacturer, exporter, or broker of defense articles or defense services.
Section 3.10.    Environmental Matters. Except for matters that, individually or in the aggregate, have not and would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole:
(a)    Since January 1, 2016, the Company and each of its Subsidiaries (i) is and has been in compliance with applicable Environmental Laws and (ii) has received and is and has been in compliance with all Governmental Authorizations required under applicable Environmental Laws for the conduct of its business.
(b)    As of the date of this Agreement, there is no Environmental Claim Pending or, to the Knowledge of the Company, threatened against either the Company or any of its

Subsidiaries or against any person for which his, her or its liability for the Environmental Claim was retained or assumed either contractually or by operation of law by the Company or any of its Subsidiaries. The Company has not received any written notice from any Governmental Authority or other person that would reasonably be expected to give rise to any material Environmental Claim.
(c)    Neither the Company nor any of its Subsidiaries has transported, managed, used, stored, recycled or disposed of Hazardous Materials in such a manner, and there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries at any real property currently or formerly owned, leased or used by the Company or any such Subsidiary.
(d)    Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective predecessors in interest, (i) has ever manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos or (ii) has been the subject of any Action arising out of alleged exposure to asbestos or asbestos-containing material.
(e)    There has been no material investigation, study, audit, test, review or other material analysis in respect of compliance by the Company or any of its Subsidiaries with any Environmental Laws conducted by the Company or any of its Subsidiaries since January 1, 2016 and prior to the date hereof that is in the possession, custody or control of the Company or any of its Subsidiaries relating to the current or prior business of the Company, its Subsidiaries or any of their respective predecessors or any property or facility now or previously owned or leased by the Company, its Subsidiaries or any of their respective predecessors that has not been made available to Parent.
(f)    For purposes of this Agreement:
(i)    “Environment” means any air (whether ambient, outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life, any other natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.
(ii)    “Environmental Claim” means any Action alleging potential liability of the Company or any of its Subsidiaries (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third-party response costs, natural resource damages, property damage, diminution of property value, medical monitoring, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) any violation of any Environmental Law.
(iii)    “Environmental Law” means any applicable Law (including common law) or Judgment issued or entered by or with any Governmental Authority binding upon the Company or any of its Subsidiaries relating to: worker/occupational health and safety, or pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, packaging, testing, processing, discharge, Release, threatened Release, control or other action or failure to act involving cleanup of any Hazardous Materials, each as amended and as now in effect, the importation, sale, transport or labeling of chemical substances or products, articles or goods containing chemical substances, and the reuse, recycling, take back or disposal requirements relating to electrical or electronic waste, including the E.U. Restrictions on the Use of Certain Hazardous Substances in Electrical & Electronic Equipment (Directive 2011/65/EU), E.U. Registration, Evaluation, Authorisation and Restriction of Chemicals and similar regulations, U.S. Toxic Substances Control Act and California Proposition 65, E.U. Waste Electrical and Electronic Equipment (Directive 2012/19/EU) the California Supply Chain Transparency Act, Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act pertaining to Conflict Minerals and all analogous, similar or related applicable Laws, and all Technical Regulations.
(iv)    “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, substance, material or waste or any other term of similar meaning or regulatory effect under any Environmental Law, that by virtue of its hazardous, toxic, poisonous, explosive, caustic, flammable, corrosive, infectious, pathogenic, or carcinogenic properties is subject to regulation or gives rise to liability under any Environmental Law, including petroleum or any fraction thereof, asbestos or asbestos-containing material, mold, polychlorinated biphenyls, lead paint, insecticides, fungicides, rodenticides, pesticides and herbicides.
(v)    “Release” or “Released” shall have the same meaning as under the CERCLA, 42 U.S.C., Section 9601(22).
(vi)    “Technical Regulations” means any applicable Law pertaining to electromagnetic compatibility, product safety, electrical safety, radio communications, telecommunications, consumer protection, radiation emitting devices, electrical appliances, energy efficiency, CE Mark and any applicable Law issued by or regulated by the U.S. Federal Communications Commission or similar organization.
Section 3.11.    Contracts.
(a)    Except for this Agreement and for Contracts filed as exhibits to the Filed SEC Documents, Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts to which the Company or any of its Subsidiaries is a party and that is in effect as of the date hereof:
(i)    each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K promulgated by the SEC;
(ii)    each loan agreement, credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred in an aggregate principal amount in excess of $250,000, or which obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any of its wholly owned Subsidiaries;
(iii)    each Contract (other than a Contract solely among the Company and its wholly owned Subsidiaries) that (A) by its terms calls for payments by the Company or any of its Subsidiaries of more than $2,000,000 in the aggregate during the twelve (12)-month period ended on December 31, 2018, or (B) by its terms result in revenue for, or calls for setoff by, the Company or any of its Subsidiaries of more than $3,000,000, during the twelve (12)-month period ended on December 31, 2018, or (C) by its terms, contractually requires aggregate payments by the Company or any of its Subsidiaries of more than $2,000,000 over the remaining term of such Contract, or (D) by its terms result in revenue for, or calls for setoff by, the Company or any of its Subsidiaries in the aggregate under such Contract of more than $3,000,000 over the remaining term of such Contract, in each case other than (x) Contracts governing Company Equity Awards and/or (y) Contracts relating to the employment of, or the performance of services by, any director, officer, employee, consultant or independent contractor of the Company or a Subsidiary of the Company that are at-will or are terminable by the Company or the relevant Subsidiary without liability (other than payment of compensation for services rendered through the date of termination);
(iv)    each Contract to which the Company or any of its Subsidiaries is a party entered into since January 1, 2016 for the acquisition or disposition by the Company or any of its Subsidiaries of any properties or assets with an aggregate value in one or a series of related transactions in excess of $500,000 (except for acquisitions of supplies and inventory, dispositions of inventory, and dispositions of equipment that is no longer used in the operations of the Company or any of its Subsidiaries, and except for sales of products or services, in each case, in the Ordinary Course of Business);
(v)    any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than pursuant to indemnification provisions included in Contracts entered into in the Ordinary Course of Business), “earn-out” or similar contingent payment obligations outstanding as of the date hereof;
(vi)    each Contract that (A) restricts the ability of the Company or any of its Subsidiaries to compete with any business or in any geographical area or to solicit customers, (B) restricts the right of the Company or any of its Subsidiaries to sell to or purchase from any specific person or category of persons or any specific industry or market, (C) restricts the right of the Company or any of its Subsidiaries to hire any person, other than non-solicitation provisions restricting the hiring of employees of or other persons engaged by the counterparty contained in non-material vendor, customer, confidentiality, recruiting, outsourcing or supply agreements entered into in the Ordinary Course of Business, (D) grants any counterparty thereto or any other person “most favored nation” or “preferred” customer status or (E) grants any counterparty exclusivity on any basis;
(vii)    each Contract that is a settlement, conciliation or similar Contract (A) with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date hereof to make any payments to any Governmental Authority or (C) that would otherwise limit the operation of the Company or any of its Subsidiaries (or Parent or any of its Affiliates) in any material respect after the Closing;
(viii)    each Contract to which the Company or any of its Subsidiaries is a party involving the development for, or licensing to, the Company or any of its Subsidiaries of any material Intellectual Property or material Intellectual Property Rights or pursuant to which the Company or any of its Subsidiaries obtains any right to use, or covenant not to be sued under, any material Intellectual Property Rights (except for (A) licenses of Commercially Available Software and Open Source Materials and (B) employee inventions and confidentiality agreements and consulting and contractor agreements that, in each case, were entered into in the Ordinary Course of Business);
(ix)    each Contract pursuant to which the Company or any of its Subsidiaries grants any right to use, or covenant not to be sued under, any material Intellectual Property Rights (other than customer, distributor, reseller, sales agent, marketing, contract development, contract manufacturing, logistics, and product support agreements entered into in the Ordinary Course of Business);
(x)    each Contract obligating the Company or any of its Subsidiaries to pay any other person fees, commissions or other amounts (excluding sales commissions payable to employees and sales agents according to the Company’s commissions plan made available to Parent) upon or for any use by the Company or any of its Subsidiaries of any Intellectual Property Rights (excluding Commercially Available Software and non-exclusive licenses to Intellectual Property Rights) or upon the sale, lease, license, distribution, provision or other disposition of any Company Product;
(xi)    each Contract that, at or following the Closing, may alter, encumber, extinguish, or otherwise impair the right of Parent or any of its Affiliates to develop, use, sell, license, or otherwise dispose of, or to bring any Action for the infringement, misappropriation, or other violation of, any Intellectual Property or Intellectual Property Rights owned or controlled by Parent or any of its Affiliates;
(xii)    each Contract that prohibits the payment of dividends or distributions in respect of, or the pledging of, any equity interest of, or the issuance of guarantees by, the Company or any of its Subsidiaries;
(xiii)    each Contract that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of a third party (A) entered into since January 1, 2016 or (B) which contains standstill or similar obligations that have not yet terminated;
(xiv)    each Contract with any director, executive officer (as such term is defined in the Exchange Act) or five percent (5%) stockholder of the Company or any of their respective Affiliates (other than the Company or any of its Subsidiaries) or immediate family members;

(xv)    each Contract that grants to any person any right of first offer, right of first refusal or option to purchase, lease, sublease, use, possess or occupy all or any substantial part of the material assets, rights or properties of the Company or any of its Subsidiaries;
(xvi)    each Contract that, at or following the Closing, would be or would purport to be binding upon Parent or any of its Affiliates (other than the Company and its Subsidiaries);
(xvii)    (A) each Contract with any supplier of products or services relating to Company Products for which substantially equivalent products or services cannot be obtained from another source for a substantially similar cost with substantially similar quality, (B) any material Contract with a Top Supplier or Top Customer and (C) any Contract which involves any material long-term commitment to any supplier for a term in excess of three (3) years from the date hereof that cannot be terminated upon prior notice of ninety (90) days or less;
(xviii)    each Contract with any commercial agents, channel partners, distributors, resellers or other third-party sales intermediaries that relates to sales of Company Products;
(xix)    each Contract with a Governmental Authority, prime contractor or upper-tier subcontractor to a Governmental Authority, or university or similar academic institution pursuant to which the Company or any Subsidiary has utilized or will utilize any funding, personnel or facility or other resources of such person in connection with any research or development activities;
(xx)    each Company Government Contract or Company Government Subcontract (including through a reseller, distributor or similar third party) with a total contract value in excess of $2,000,000;
(xxi)    each Contract that relates to a partnership, joint venture, teaming agreement or similar arrangement; and
(xxii)    any Contract not described in any other subsection of this Section 3.11(a) which, if breached, terminated or not renewed, would have a Material Adverse Effect.
Each Contract of the type described in this Section 3.11(a) (or set forth on Section 3.11(a) of the Company Disclosure Letter or filed as an exhibit to the Filed SEC Documents) is referred to herein as a “Material Contract”.
(b)    The Company has made available to Parent true, complete and unredacted copies of each Material Contract. Each of the Material Contracts is valid and binding on the Company or its Subsidiar(ies) party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each

Material Contract in all material respects. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not have a Material Adverse Effect.
(c)    Government Contracts.
(i)    With respect to each Contract executed prior to or as of the date hereof between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Authority, on the other hand, and each bid, quotation or proposal by the Company or any of its Subsidiaries (each, a “Bid”) that, if accepted or awarded, is reasonably likely to lead to a Contract between the Company or a Subsidiary of the Company, on the one hand, and any Governmental Authority, on the other hand (each such Contract or Bid, a “Company Government Contract”), and each Contract executed prior to or as of the date hereof between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract with any Governmental Authority, and each outstanding Bid that if accepted or awarded is reasonably likely to lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract with any Governmental Authority (each such Contract or Bid, a “Company Government Subcontract”):
(1)    to the Knowledge of the Company, (A) each Company Government Contract and Company Government Subcontract for which performance is ongoing as of the date hereof was legally awarded, is binding on the parties thereto, is in full force and effect in accordance with its terms and is not currently the subject of bid or award protest proceedings and (B) no Company Government Contract will require novation by a Governmental Authority in connection with, or as a result of, the transactions contemplated by this Agreement (provided that for purposes of this clause (1), the terms “Company Government Contract” and “Company Government Subcontract” shall not include any Bids);
(2)    (i) there is no Pending action, suit, claim (including any counterclaim), litigation, proceeding (including any civil, criminal, administrative or appellate proceeding), charge, or complaint by a Governmental Authority, prime contractor or upper-tier subcontractor for any breach or violation in any material respect to any Company Government Contract or Company Government Subcontract and (ii) to the Knowledge of the Company, there currently exist no unasserted claims by a Governmental Authority, a prime contractor or upper-tier subcontractor pertaining to a material breach or violation of any Company Government Contract or Company Government Subcontract, including fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Company Government Contract or Company Government Subcontract;

(3)    since January 1, 2016, neither any Governmental Authority nor any prime contractor, subcontractor or any other person has notified the Company in writing or, to the Knowledge of the Company, orally that the Company has, or is alleged to have, breached or violated in any material respect any Law, Contract or Governmental Authorization pertaining to any Company Government Contract or Company Government Subcontract;
(4)    since January 1, 2016, all facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with any Company Government Contract or Company Government Subcontract were accurate in all material respects as of their effective date;
(5)    since January 1, 2016, the Company and its Subsidiaries have not received any written notice of termination, “show cause” or cure notice pertaining to any Company Government Contract or Company Government Subcontract (provided that for purposes of this clause (5), the terms “Company Government Contract” and “Company Government Subcontract” shall not include any Bids);
(6)    since January 1, 2016, no cost in excess of $300,000 incurred by the Company or any of its Subsidiaries pertaining to a Company Government Contract or Company Government Subcontract has been questioned in writing by any Governmental Authority, or to the Knowledge of the Company, is the subject of any audit (other than routine audits and similar inquiries in the Ordinary Couse of Business) or, to the Knowledge of the Company, is under investigation or has been disallowed by any Governmental Authority (provided that for purposes of this clause (6), the terms “Company Government Contract” and “Company Government Subcontract” shall not include any Bids);
(7)    since January 1, 2016, no payment due to the Company or any of its Subsidiaries pertaining to any Company Government Contract or Company Government Subcontract has been withheld (i.e., due to failure to perform or other noncompliance) or set off and the Company is entitled to all progress or other payments received to date with respect thereto (provided that for purposes of this clause (7), the terms “Company Government Contract” and “Company Government Subcontract” shall not include any Bids);
(8)    the Company and each of its Subsidiaries have complied in all material respects with (i) the subject invention disclosure requirements for any inventive activity related to the Company Products (as identified in Annex 3.16(a)) conducted in connection with each Company Government Contract or Company Government Subcontract and (ii) the data rights marking requirements for any technical data related to the Company Products (as identified in Annex 3.16(a)) delivered under each Company Government Contract or Company Government Subcontract;
(9)    since January 1, 2016, the Company and each of its Subsidiaries have complied in all material respects with the cybersecurity and data security requirements in connection with each Company Government Contract or Company Government Subcontract;

(10)    the Company and each of its Subsidiaries has complied in all material respects with all Laws and any requirements under any applicable Contracts relating to the safeguarding of, and access to, classified information under each Company Government Contract or Company Government Subcontract (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any), and any material violations thereof have been reported to the appropriate Governmental Authority and contracting parties as required by any Company Government Contracts or Company Government Subcontracts or any Law relating to the safeguarding of, and security clearance and access to, classified information; and
(11)    the Company and each of its Subsidiaries has complied in all material respects with all Laws and any requirements under any applicable Contracts relating to the reporting, disclosure, labeling, filing, prosecution, manufacturing, and/or similar restrictions or obligations relating to Intellectual Property and/or Intellectual Property Rights conceived, acquired, developed and/or reduced to practice under each Company Government Contract or Company Government Subcontract (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any), and any violations thereof have been reported to the appropriate Governmental Authority and contracting parties as required by any Company Government Contracts or Company Government Subcontracts or any Law relating to the aforementioned Intellectual Property and/or Intellectual Property Rights, except where any such non-compliance, individually or in the aggregate, has not had and would not have a Material Adverse Effect.
(ii)    The Company and its Subsidiaries are not, nor have any of them ever been, suspended or debarred from doing business with any Governmental Authority or, to the Knowledge of the Company, proposed for suspension or debarment by a Governmental Authority and, to the Knowledge of the Company, have not been the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority.
(iii)    (A) Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers or Principals (as such term is defined by Federal Acquisition Regulation (“FAR”) 52.209-5(a)(2)) is or since January 1, 2016 has been, under administrative, civil or criminal investigation, indictment or information with respect to any alleged irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Subcontract with a Governmental Authority and (B) since January 1, 2016, the Company and its Subsidiaries have not entered into any consent order or administrative agreement relating directly or indirectly to any such Company Government Contract or Company Government Subcontract with a Governmental Authority.
(iv)    Since January 1, 2016, neither the Company nor any of its Subsidiaries has made any (A) voluntary disclosure to any Governmental Authority with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) mandatory disclosure, pursuant to FAR 52.203-13, to any Governmental Authority and, to the Knowledge of the Company, there are no facts that would require mandatory disclosure thereunder, including (a)

credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of U.S. federal criminal Law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act, or (b) credible evidence of any significant overpayment(s) on such Company Government Contract or Company Government Subcontract, other than overpayments resulting from contract financing payment as defined in FAR 32.001.
(v)    All sales representatives who assist the Company and its Subsidiaries in soliciting or obtaining any Company Government Contracts are bona fide employees or bona fide agencies as defined in FAR 52.203-5.
(vi)    To the Knowledge of the Company, none of the final past performance evaluations received by the Company or its Subsidiaries since January 1, 2016 from any Governmental Authority in relation to any Company Government Contract have included an adjectival rating or other score below satisfactory (e.g., marginal) (provided that for purposes of this clause (vi), the term “Company Government Contract” shall not include any Bids).
(vii)    The Company and each of its Subsidiaries have the capacity, facilities and personnel necessary to deliver, in a timely fashion and in accordance with the Defense Priorities and Allocations System regulations, all outstanding defense rated orders received under a Company Government Contract or Company Government Subcontract.
(viii)    To the Knowledge of the Company, since January 1, 2016, no Company employee formerly employed by a Governmental Authority (each, a “Former Government Employee”) participated personally and substantially in any procurement decisions by such Governmental Authority, and the Company is in compliance in all material respects with all applicable Laws regarding post-employment conflict of interest restrictions.
Section 3.12.    Labor and Employment Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to, bound by or in the process of negotiating any labor, collective bargaining, or works council agreement or other Contract with any labor organization, union, association or similar employee organization. Except as has not had, and would not have, individually or in the aggregate, a Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage or lockout Pending or, to the Knowledge of the Company, threatened against or affecting the Company, nor has there been any such action or event since January 1, 2016; (ii) none of the employees of the Company or any of its Subsidiaries is or has been represented by any labor union or similar organization; and (iii) to the Knowledge of the Company, there are not and have not been any union organizing activities with respect to any employee of the Company or its Subsidiaries.
(b)    Except as has not had, and would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no unfair labor practices, Actions or grievances relating to any current or former employee or individual independent contractor of the Company and (ii) the Company and its Subsidiaries are in compliance with all applicable Laws with respect to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment, the payment and withholding of taxes and the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local statute).
Section 3.13.    Employee Benefit Matters.
(a)    Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan (other than Non-U.S. Company Benefit Plans). The Company has made available to Parent true and complete copies of (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof); and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) the most recent actuarial report, financial statement or valuation report, (D) a current Internal Revenue Service opinion or favorable determination letter, (E) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, and (F) all material correspondence to or from any Governmental Authority relating to such Company Benefit Plan.
(b)    Each Company Benefit Plan has been operated and administered in compliance with its terms and with applicable Law (including ERISA and the Code), other than instances of noncompliance that have not had, and would not have, individually or in the aggregate, a Material Adverse Effect.
(c)    Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification or registration from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to cause the loss of any such qualification or the imposition of any penalty or Tax liability, except where such loss of qualification or the imposition of any such penalty or Tax liability has not had, and would not have, individually or in the aggregate, a Material Adverse Effect.
(d)    No Company Benefit Plan (other than any Non-U.S. Company Benefit Plan that is maintained by a Governmental Authority or is required by a Governmental Authority) provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.
(e)    No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. During the six (6) years prior to the date hereof, no liability under Title IV or Section 302 of ERISA has been incurred by the Company, its Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and, to the Knowledge of the

Company, no condition exists that presents a risk to the Company, its Subsidiaries or any such ERISA Affiliates of incurring any such liability.
(f)    None of the Company, its Subsidiaries or any of their respective ERISA Affiliates or any of their respective predecessors has within the six (6) years prior to the date hereof contributed to, contributes to, has ever been required to contribute to, or has any liability with respect to any Multiemployer Plan.
(g)    Except as has not had, and would not have, individually or in the aggregate, a Material Adverse Effect, (i) no Action is Pending or, to the Knowledge of the Company, threatened against any Company Benefit Plan (other than routine claims for benefits), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Benefit Plans, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan, and (iii) no Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or, to the Knowledge of the Company, any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.
(h)    Neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone, or in combination with any other event) will (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries; (iii) result in the acceleration of time of payment, vesting or funding of any benefit under any Company Benefit Plan; or (iv)  result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries. Neither the execution nor delivery of this Agreement, nor the consummation of the Merger, will limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any material Company Benefit Plan.
(i)    Neither the Company nor any of its Subsidiaries is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).
(j)    Except as has not had, and would not have, individually or in the aggregate, a Material Adverse Effect, (i) each individual who performs services for the Company or any of its Subsidiaries has been properly classified as an employee or an independent contractor, (ii) neither the Company nor any of its Subsidiaries has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan, and (iii) each employee of the Company or any of its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(k)    Except as has not had, and would not have, individually or in the aggregate, a Material Adverse Effect, all Company Benefit Plans maintained pursuant to the Laws of a country other than the United States and all plans or arrangements applicable to employees outside the United States (i) that are mandated by applicable Law have been maintained in accordance with all applicable requirements (including applicable Law), (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, in accordance with GAAP and, if required, applicable Law.
(l)    To the Company’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee at the level of Vice President or above, and (ii) neither the Company nor any of the Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of Vice President or above.
Section 3.14.    Taxes.
(a)    The Company and each of its Subsidiaries has timely filed or has caused to be timely filed all U.S. federal income Tax and other material Tax Returns required to be filed by it (taking into account any validly obtained extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects. The Company and each of its Subsidiaries has either paid or caused to be paid all material Taxes due and owing by the Company and its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve in accordance with GAAP.
(b)    The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and any similar provisions under any state, local or foreign Tax Laws). The Company and each of its Subsidiaries have complied in all material respects with the Foreign Account Tax Compliance Act (FATCA), including all regulations issued by the U.S. Department of Treasury and/or the Internal Revenue Service pursuant thereto.
(c)    There is not Pending or threatened in writing any audit, examination, investigation or other proceeding in respect of any material Taxes or Tax matters of the Company or any of its Subsidiaries. No material deficiency or adjustment with respect to any material Taxes of the Company or any of its Subsidiaries has been proposed or assessed by any Governmental Authority which has not been resolved and fully paid or adequately accrued as a liability on the most recent financial statements contained in the Filed SEC Documents in accordance with GAAP.
(d)    The most recent financial statements contained in the Filed SEC Documents reflect adequate accruals and reserves for unpaid Taxes of the Company and its Subsidiaries with respect to all periods through the date of such financial statements in accordance with GAAP. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of such financial statements other than in the Ordinary Course of Business.

(e)    There are no material Liens for Taxes on any of the assets, rights or properties of the Company or any of its Subsidiaries other than Permitted Liens.
(f)    Neither the Company nor any of its Subsidiaries is subject to any currently effective waiver of any statute of limitations with respect to any material Taxes or agreed to any currently effective extension of time with respect to a material Tax assessment or deficiency (other than any extension pursuant to an extension to file any Tax Return obtained in the Ordinary Course of Business). There are no Tax rulings issued to, or requests for rulings by, the Company or any of its Subsidiaries relating to any material Taxes for which the Company or any of its Subsidiaries may be liable for any taxable period ending after the Closing Date.
(g)    Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).
(h)    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law). The intercompany transactions between the Company and each of its Subsidiaries achieve, in all material respects, “arms-length” results under Section 482 of the Code (and the Treasury Regulations thereunder or any similar provision of state, local or foreign Law).
(i)    No claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or is alleged to be subject to material Taxes by that jurisdiction. Neither the Company nor any of its Subsidiaries (i) is subject to Tax in a jurisdiction outside of the jurisdiction in which it is organized by virtue of having a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business or, to the Knowledge of the Company, taxable presence in a country other than the country in which it is organized or (ii) is a party to or the beneficiary of any Tax exemption, Tax holiday or other similar Tax reduction contract or order.
(j)    The Company is not, and has not been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation or (iii) passive foreign investment company (in each case, as such term is defined in the Code).
(k)    Neither the Company nor any of its Subsidiaries will be required to include any (i) material item of income in, or to exclude any material item of deduction from, taxable income from any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing, (B) closing agreement, advance pricing agreement or other agreement with any Governmental Authority relating to Taxes entered into prior to the Closing, (C) intercompany transaction entered into prior to the Closing or described in Treasury Regulation under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (D) installment sale or open transaction disposition entered into on or prior to the

Closing, (E) prepaid amount received prior to the Closing Date, or (F) election under Section 108(i) of the Code or (ii) amount in income for a taxable year ending after December 31, 2017 as a result of the application of Section 965 of the Code.
(l)    Neither the Company nor any of its Subsidiaries (i) has any liability for material Taxes of another person (A) pursuant Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) (B) as a transferee or successor or (C) pursuant to any Tax sharing or Tax indemnification or similar agreement (other than any such agreements solely between the Company and its Subsidiaries and excluding, for the avoidance of doubt, any commercial agreements entered into in the Ordinary Course of Business and not primarily relating to Taxes), or (ii) has made an election pursuant to Section 965(h) of the Code.
(m)    The Company has delivered and made available to Parent true, correct and complete copies of all (i) U.S. federal and state income or franchise Tax Returns of the Company and each of its Subsidiaries for all periods ending on or after December 31, 2016, and (ii) any audit reports, letter rulings, technical advice memoranda and any similar documents issued by a Governmental Authority in the last 5 years relating to material Taxes of the Company or any of its Subsidiaries.
All references to the Company or any of its Subsidiaries in this Section 3.14 shall include references to any person that merged with and into or liquidated into the Company or such Subsidiary, or for whose Taxes the Company or such Subsidiary is or could be held liable.
Section 3.15.    Properties.
(a)    Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”). Except as has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns good and valid title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. There is no Pending or threatened condemnation proceeding with respect to any of the Owned Real Property.
(b)    Section 3.15(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all leases of real property (the “Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant is obligated to pay more than $100,000 per annum (individually, a “Leased Real Property”). The Company or a Subsidiary of the Company has a good and marketable title to, or in the case of leased property and assets has a valid leasehold interest in, all material tangible property and material assets (whether real or personal) reflected in the latest balance sheet of the Company included in the SEC Documents and in each Leased Real Property, and all Real Property Leases are in full force and effect as of the date of this Agreement, and neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, as of the date hereof, any other party to a Real Property Lease, is in violation of any material provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has since January 1, 2016 received written notice that it has materially breached, violated or defaulted under any Real Property Lease.
Section 3.16.    Intellectual Property.
(a)    Section 3.16(a) of the Company Disclosure Letter contains a true and complete list of all material Company Products as of the date hereof.
(b)    Section 3.16(b) of the Company Disclosure Letter contains a true and complete list of all Registered IP in which the Company or any of the Subsidiaries has any ownership interest as of the date hereof (collectively, the “Company Registered IP) including for each item of Company Registered IP, the title, application number, filing date, jurisdiction, registration, issuance or grant date, and registration, issuance or grant number. With respect to any Patents that are Company Registered IP and are subject to a terminal disclaimer, Company owns any patents and or applications referenced in the subject terminal disclaimer(s). Neither the Company nor any of its Subsidiaries has engaged in any manner of false patent marking.
(c)    (i) All Company Registered IP (other than patent applications or applications to register trademarks or copyrights and Company Registered IP to which the Company and its Subsidiaries have abandoned or allowed to lapse in their reasonable business discretion) is subsisting and in full force and effect and not invalid or, to the Knowledge of the Company, not unenforceable, (ii) neither the Company nor any of its Subsidiaries has received any written notice of any Action since January 1, 2016 challenging the ownership, use or practice, right to use or practice, right to register, registration, priority, duration, validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP, and (iii)  no Company Registered IP or Material Mark is involved in any litigation, interference, derivation, post-grant, reissue, reexamination, opposition, cancellation or similar Action and, to the Knowledge of the Company, no such Action is or has been threatened in writing with respect to any of the Company Registered IP or any Material Mark. To the Knowledge of the Company, the Company has met its obligations to disclose all facts, information or circumstances, including any facts or information that would constitute prior art, that would preclude the issuance of or otherwise affect any pending applications for any Company Registered IP or the Company’s rights thereto. To the Knowledge of the Company, no Marks (whether registered or unregistered) owned, used or applied for by the Company or any of its Subsidiaries conflicts or interferes with any Mark (whether registered or unregistered) owned, used or applied for by any other person and the Company and its Subsidiaries have taken reasonable steps to police the use of each of the Material Marks owned by, or each of the Marks exclusively licensed (“Exclusively Licensed Marks”) to, the Company or its Subsidiaries in each jurisdiction where the Material Marks or Exclusively Licensed Marks have been used. No Owned Company Intellectual Property and, to the Knowledge of the Company, no material Intellectual Property licensed to the Company or any of its Subsidiaries under the Third Party Intellectual Property Licenses (“Company Licensed Intellectual Property”), in each case, is subject to any outstanding order, judgment, ruling, stipulation or compulsory or confirmatory licensing terms entered or imposed by any court or any administrative or arbitration tribunal (x) that restricts or limits in any manner the use, practice, exploitation, assignability, transfer, or licensing thereof by the Company or any of its Subsidiaries or (y) which restricts or limits the ownership, use or practice, right to use or practice, right to register, registration, priority, duration, validity or enforceability of such Owned Company Intellectual Property or such Company Licensed Intellectual Property.
(d)    With respect to each item of Company Registered IP, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes due on or prior to the date hereof have been timely paid in full (and any such amounts due on or prior to the Closing Date will be timely paid in full), and all necessary documents (including responses to office actions) and certificates have been timely filed for the purposes of maintaining such Company Registered IP, in each case in accordance with applicable Laws and to avoid loss or abandonment thereof. The Company has, prior to the date hereof, provided to Parent copies of disclosure statements and applicable statutory bar dates, or where such disclosure statements do not exist as of the date hereof, other written documentation sufficient to identify the invention, the relevant Company Products, and applicable statutory bar dates, in each case corresponding to each and every invention created since January 1, 2016 for which the Company or its Subsidiaries has yet to file a patent application.
(e)    The Company or its Subsidiaries own exclusively, free and clear of any and all Liens other than Permitted Liens, all Owned Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written notice or claim since January 1, 2016 challenging the Company’s use or practice, right to use or practice, right to register, or ownership of any Owned Company Intellectual Property. The Company has the sole and exclusive right to bring a claim or suit (and to recover any damages, royalties, costs or other recoverable amounts) against any other person for past, present or future infringement of any Owned Company Intellectual Property.
(f)    To the Knowledge of the Company, the Company has a valid, legal and enforceable right to use or practice under all Intellectual Property and Intellectual Property Rights licensed to the Company under the Third Party Intellectual Property Licenses. To the Knowledge of the Company, the Owned Company Intellectual Property together with any Intellectual Property and Intellectual Property Rights licensed to the Company or any of its Subsidiaries under the Third Party Intellectual Property Licenses constitute all of the material Intellectual Property and material Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.
(g)    Prior to or as of the date hereof, the Company has not granted to any person (including any to Governmental Authority pursuant to a Company Government Contract or Company Government Subcontract as required by Law, regulation or contract), under any Owned Company Intellectual Property, (i) any exclusive license or rights, or (ii) any express, formal covenant not to assert or enforce any Owned Company Intellectual Property (other than rights granted to customers, distributors, resellers, sales agents, marketing agents, contractors, manufacturers, logistics contractors, and product support contractors in the Ordinary Course of Business) or (iii) non-exclusive license or rights that materially deviate in scope from the licenses granted by the Company in the Ordinary Course of Business. No Owned Company Intellectual Property that is exclusively licensed to any person is used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company has not assigned any Intellectual Property or Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.
(h)    Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in its Owned Company Intellectual Property and maintain the confidentiality of all Trade Secrets and other confidential information of the Company or its Subsidiaries with respect to which the Company or its Subsidiaries owes an obligation of confidentiality to a third party, including the use of industry-standard tools designed to safeguard any such information that is accessible through computer systems or networks. The Company has not received any written notice from any person that there has been an unauthorized use or disclosure of any Trade Secret of the Company or any of its Subsidiaries. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring all employees, as well as all consultants and contractors who participate in the development of any Intellectual Property or who have access to Trade Secrets, to execute a confidentiality and assignment agreement in the Company’s standard form, which form has been made available to Parent. The Company and its Subsidiaries have enforced such policy, except where for any failures to enforce that, individually or in the aggregate, have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No employees, consultants or contractors of the Company or any of its Subsidiaries have retained any rights to any material Intellectual Property or material Intellectual Property Rights that would have constituted Owned Company Intellectual Property under any such agreements absent such retention of rights and no claims with respect to retention of rights have been made. To the Knowledge of the Company, no employee, consultant or contractor of the Company or any of its Subsidiaries is in breach of any such agreement in any material respect.
(i)    The Company’s and its Subsidiaries’ development, sale, advertising, marketing, distribution or other commercial exploitation of the Company Products, and all of the other activities or operations of the business of the Company or any of its Subsidiaries, have not and do not infringe upon (directly, contributorily, by inducement or otherwise), misappropriate, dilute (solely with respect to Marks) or violate, any Intellectual Property or Intellectual Property Rights of any third party except as has not had, and would not have, a Material Adverse Effect. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice of any Action asserting that such infringement, misappropriation or violation has occurred. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written request or invitation to take a license under any Patents owned by a third party.
(j)    Since January 1, 2016, neither the Company nor any of its Subsidiaries has claimed or brought any Action, or provided any notice claiming any third party has misappropriated, infringed, diluted (solely with respect to trademarks) or violated any Owned Company Intellectual Property or other Intellectual Property Rights of the Company or any of its Subsidiaries (including any Intellectual Property or Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, has any third party committed any such misappropriation, infringement, dilution or violation that could form the basis of such an Action or notice from the Company or any of its Subsidiaries.

(k)    No Owned Company Intellectual Property is subject to any outstanding Judgment restricting or limiting in any material respect the use or practice, right to use or practice, licensing or other exploitation thereof by the Company or any of its Subsidiaries.
(l)    The execution, delivery and performance by the Company of this Agreement, including the consummation of the Merger, will not, with respect to any Material Contract to which the Company or any of its Subsidiaries is a party, or, to the Knowledge of the Company, with respect to any other Contract to which the Company or any of its Subsidiaries is a party, (i) result in Parent or any of its Affiliates granting, or being obligated to grant, to any third party any rights (including expanded rights) with respect to Intellectual Property or Intellectual Property Rights, except for such obligations applicable to the Surviving Corporation and its Subsidiaries under Owned Company Intellectual Property resulting from Contracts to which the Company or its Subsidiaries are a party immediately prior to the Closing Date and which apply only to the same extent as currently applicable to the Company and its Subsidiaries or (ii) result in the Surviving Corporation and its Subsidiaries being obligated to pay any royalties or other payments to any third party at a rate in excess of that which is payable by the Company and its Subsidiaries had the Merger not occurred.
(m)    The Company has made available to Parent lists of all Open Source Materials that comprise, are incorporated into, or combined, distributed or made available for download with any Company Products that are (i) distributed or made available over a network to third parties, and (ii) commercially available as of the date hereof, in each case, as generated by the scanning and reporting tool used by the Company or otherwise made available through the Company’s responses to Parent’s diligence requests.
(n)    During the four (4) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or complaint that it has failed to comply with the terms and conditions of any license to any Open Source Materials. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of or has breached any of the material terms or conditions of any material license to any Open Source Materials in any material respect. The Company has not used, incorporated, combined or distributed any Open Source Materials with any Software of the Company Products that the Company intends to keep proprietary in a manner that requires that such Software for such Company Products be (i) disclosed or distributed or otherwise made available in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or minimal charge or (iv) licensed under the same license as such Open Source Materials.
(o)    Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, standards-setting organizations, multi-party special interest industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Copyrights or Patents to any person or to refrain from asserting any existing or future Copyrights or Patents against any person.
(p)    Neither the Company nor any of its Subsidiaries has intentionally included in the Company Products any disabling mechanisms or protection features that are designed to disrupt, disable, harm or otherwise impede in any material respect the normal and authorized operation of, or provide unauthorized access to, a computer system or network or other device on which Company Products are stored or installed or damage or destroy any normal and authorized data or file without the user’s consent.
(q)    The Company and its Subsidiaries implement policies and procedures materially consistent with generally accepted industry standards to identify and protect against viruses, worms, and other malicious Software routines adversely affecting the information technology systems used in connection with the operation of the Company and its Subsidiaries and their respective businesses. The Company and its Subsidiaries have disaster recovery and business continuity plans, procedures and facilities materially consistent with generally accepted industry standards for the business of the Company and its Subsidiaries. To the Knowledge of the Company, since January 1, 2015, there have been no unauthorized intrusions or breaches of the security of such information technology systems.
(r)    Prior to or as of the date hereof, no source code of any Software used in any Company Product has been disclosed by the Company or any of its Subsidiaries to any person (including to any Governmental Authority pursuant to a Company Government Contract or Company Government Subcontract as required by Law, regulation or contract), except (i) for disclosure to employees or individual independent contractors of the Company or such Subsidiaries on a need-to-know basis and who are bound by confidentiality agreements with respect to such disclosure or (ii) to escrow agents under source code escrow agreements with such escrow agents that include reasonable non-disclosure provisions. Section 3.16(r) of the Company Disclosure Letter includes a true and complete list of all such escrow agreements and arrangements and the Company has made available to Parent all such agreements. No condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company or any Subsidiary has deposited any such source code for Company Products to require release of such source code from escrow. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a source code escrow release condition to require release of such source code for Company Products from escrow.
(s)    No Governmental Authority nor any university, college or other academic institution has ownership rights or any ownership interest in or to any Owned Company Intellectual Property.
(t)    Neither the Company nor any of its Subsidiaries has distributed or made available, or agreed to distribute or make available (including by contribution to an open source project or community), any material Software developed by the Company or any of its Subsidiaries as Open Source Materials that the Company intends to remain proprietary.
(u)    Each Company Product has been designed, developed, manufactured, assembled, sold, installed, repaired, licensed and otherwise made available by the Company and its Subsidiaries in compliance with the terms and requirements of any applicable Laws in all material respects.
(v)    No customer or other person has asserted in writing or, to the Knowledge of the Company, threatened in writing to assert any material claim against the Company or any of its Subsidiaries (i) under or based upon any contractual obligation or warranty provided by or on behalf of the Company or any of its Subsidiaries, or (b) under or based upon any other warranty relating to any Company Product, except for such assertions that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.
(w)    The Company has no Knowledge of any defects in the Company Products that would have a Material Adverse Effect. The Company has disclosed in writing to Parent all material information relating to any problem or issue with respect to any Company Product that materially and adversely affects, or is reasonably expected to materially and adversely affect, the value, functionality or fitness for the intended purpose of such Company Product. Without limiting the generality of the foregoing, (A) there have been and are no defects, malfunctions or nonconformities in any Company Product; (B) there have been, and are, no claims asserted against the Company or any of its Subsidiaries or any of its customers or distributors related to any Company Product; and (C) neither the Company nor any of its Subsidiaries has been required to recall any Company Product, in each case with respect to clauses (A) and (B), except as have not had and would not have, individually or in the aggregate, a Material Adverse Effect.
Section 3.17.    Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates, except where the failure to have such policies would not be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent copies of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any material historic incurrence-based policies still in force as of the date of this Agreement (such policies, the “Material Policies”). With respect to each such Material Policy, (a) such Material Policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such Material Policy has been declared insolvent or placed in receivership, conservatorship or liquidation, except, in each of the foregoing cases described in clauses (a), (b) or (c), as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. No written notice of cancellation or termination has been received with respect to any such Material Policy.
Section 3.18.    Affiliate Transactions. Since January 1, 2018 through the date hereof, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S‑K promulgated by the SEC that have not been disclosed in the Filed SEC Documents filed prior to the date hereof.
Section 3.19.    Compliance with Anti-Corruption Laws.
(a)    The Company, its Subsidiaries and their respective officers, directors and employees and, to the Knowledge of the Company, its Representatives, distributors and resellers acting on behalf of the Company and its Subsidiaries, have at all times complied with, and are currently in compliance with, the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any similar applicable Law of any non-U.S. jurisdiction, or any other applicable Law that prohibits providing a thing of value to improperly influence government officials or other persons (collectively, the “Anti-Corruption Laws”).
(b)    Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees nor, to the Knowledge of the Company, any of its Representatives, distributors or resellers acting on behalf of the Company or its Subsidiaries, has taken or failed to take any action, either directly or indirectly, that constituted a violation of the Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees nor, to the Knowledge of the Company, any of its Representatives, distributors or resellers acting on behalf of the Company or its Subsidiaries has made, offered, authorized, promised, accepted or solicited, either directly or indirectly, any payment, contribution, gift, entertainment, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to or from: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, any candidate for political office, or any other persons; (ii) any director, officer, executive, employee or person affiliated with an entity owned or controlled by a Governmental Authority, political party or candidate for political office; or (iii) any director, officer, executive or employee of a public international organization, or other persons, to obtain or retain a competitive advantage, to receive favorable treatment in obtaining or retaining business or compensate for favorable treatment already secured, or to influence any action, inaction or decision.
(c)    There have been no false, fictitious or misleading entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.
(d)    Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any of its Representatives, distributors or resellers acting on behalf of the Company or any of its Subsidiaries (i) is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of the Anti-Corruption Laws or has received a whistleblower report of such alleged or possible violations, (ii) has been the subject of or subject to any inquiry or allegation of any kind in connection with alleged or possible violations of the Anti-Corruption Laws, or (iii) has received any notice from, or made a voluntary disclosure to, the U.S. Department of Justice, the SEC or other similar agency of any non-U.S. jurisdiction regarding alleged or possible violations of any Anti-Corruption Laws.
(e)    The Company and its Subsidiaries have in place controls and systems designed to monitor and reasonably ensure compliance with Anti-Corruption Laws.

Section 3.20.    Privacy and Security.
(a)    Except as has not had and would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries have, at all times, complied with applicable privacy, data protection and data or cyber security Laws (collectively, “Privacy Laws”) and their respective internal privacy policies; (ii) the Company and each of its Subsidiaries have been and are in compliance with all of the terms of all Contracts to which the Company or any Subsidiary is a party relating to the use, collection, storage, disclosure, transfer or other processing of any Personal Data collected, accessed, obtained or otherwise processed by or on behalf of the Company or any of its Subsidiaries or by third parties having authorized access to the records of the Company or any of its Subsidiaries; (iii) there is no complaint or investigation Pending or threatened, and neither the Company nor any of its Subsidiaries has, since January 1, 2016, received notice of a complaint or investigation regarding actual or alleged violation of any Privacy Law by the Company, any of its Subsidiaries, any of their customers or any users of any Company Product; (iv) use, collection, storage, disclosure, transfer and other processing of any Personal Data collected, accessed, obtained or otherwise processed by third parties having authorized access to the records of the Company or any of its Subsidiaries has, at all times, complied with such privacy policies and Privacy Laws; and (v) any data processing agreement entered into by the Company meets all applicable requirements of Privacy Laws. The Company does not engage in activities that make it a “business associate” and has not entered into any “business associate contract” as described in 45 C.F.R. § 164.504(e).
(b)    The Company and its Subsidiaries maintain, and have remained in compliance in all material respects with, written information security policies that include commercially reasonable administrative, physical and technical measures to protect the confidentiality, integrity, availability and security of Personal Data, Trade Secrets and other confidential information of the Company or its Subsidiaries or their customers or users, computer systems and networks, and Company Products and Software against any unauthorized control, use, access, interruption, modification or corruption related to the Company and its Subsidiaries and to ensure the continued, uninterrupted and error-free operation of the computer systems and networks and Company Products and Software. Without limitation, the Company and each of its Subsidiaries (i) implements and monitors administrative, electronic and physical safeguards to control the internal and external risks to the security of any Personal Data or other confidential information of the Company or its Subsidiaries or their customers or users processed by or on behalf of the Company or any of its Subsidiaries and (ii) maintains notification procedures designed to ensure that the Company and its Subsidiaries are and will remain in material compliance with Privacy Laws in the case of any breach of security compromising data containing Personal Data. To the Knowledge of the Company, since January 1, 2016, neither the Company nor any of its Subsidiaries has experienced any actual or alleged unauthorized access by third parties to any Personal Data in the Company’s or any Subsidiary’s possession, custody or control or any Security Incidents, and there are no security and technical vulnerabilities with respect to the computer systems and networks and Company Products and Software that could cause a material Security Incident or otherwise adversely impact in any material respect the operations of the Company and its Subsidiaries.

Section 3.21.    Suppliers. Section 3.21 of the Company Disclosure Letter sets forth a true and complete list of the top twenty (20) suppliers measured by the aggregate amounts paid by the Company and its Subsidiaries to such supplier and its Affiliates during the twelve (12) months ended December 31, 2018 and the top twenty (20) suppliers measured by the aggregate amounts the Company expects it and its Subsidiaries to pay to such supplier and its Affiliates during the twelve (12) months ending December 31, 2019 (collectively, the “Top Suppliers”). Since January 1, 2018, and as of the Agreement Date, (a) there has been no termination of any business relationship of the Company or any of its Subsidiaries with any Top Supplier, (b) there has been no change in the terms of its business relationship with any Top Supplier in a manner that is materially adverse to business of the Company or any of its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate its business relationship with the Company or its Subsidiaries or change the pricing or other terms of such business relationship in a manner that is or would reasonably be expected to be materially adverse to the Company or any of its Subsidiaries.
Section 3.22.    Customers. Section 3.22 of the Company Disclosure Letter sets forth a true and complete list of the top twenty (20) customers (whether end customers, distributors or resellers) (collectively, the “Top Customers”) as measured by the aggregate revenue recognized for such customer and its Affiliates to the Company or any of its Subsidiaries during the twelve (12) months ended December 31, 2018 and the top twenty (20) customers (whether end customers, distributors or resellers) as measured by the aggregate revenue the Company or any of its Subsidiaries expects to recognize from each such customer and its Affiliates during the twelve (12) months ending December 31, 2019 (collectively, the “Top Customers”). As of the Agreement Date, no Top Customer has cancelled or otherwise terminated or, to the Knowledge of the Company, threatened to cancel, terminate or otherwise materially and adversely alter the terms of its business relationship with the Company.
Section 3.23.    Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.23, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that was specifically supplied by or on behalf of Parent or Merger Sub for inclusion therein.
Section 3.24.    State Takeover Statutes; Rights Plan. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.09, to the Knowledge of the Company, no Takeover Law applies or purports to apply to the Company with respect to this

Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.
Section 3.25.    Brokers and Other Advisors. (a) No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. LLC (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and (b) the Company has made available to Parent a true and complete copy of each Contract between the Company and any of its Subsidiaries, on the one hand, and the Financial Advisor, on the other hand, relating to the foregoing fees and expenses as of the date hereof (collectively, the “Financial Advisor Agreement”).
Section 3.26.    Opinion of Financial Advisor. The Company Board has received the opinion of the Financial Advisor (the “Fairness Opinion”), dated the date hereof, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the $35.00 in cash per share of Company Common Stock to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of shares of Company Common Stock (other than Parent and its Affiliates). As of the date of this Agreement, the Fairness Opinion has not been amended or rescinded.
Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
Section 4.01.    Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted.
Section 4.02.    Authority. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, including the Merger, by Parent and Merger Sub have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Sub, and no other corporate or similar proceedings (including any stockholder action) on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 4.03.    Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or Merger Sub under, any provision of (a) the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties, rights or assets is bound or (ii) any Law or Judgment, in each case applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties, rights or assets, other than, in the case of this clause (b), any such conflicts, violations, breaches, defaults, rights, obligations, losses or Liens, or any such consent, waiver or approval the failure of which to be obtained, have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No Governmental Authorization of, by or with any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (w) the filing of a premerger notification and report form by Parent under the HSR Act, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Laws, (x) the filing with the SEC of the Proxy Statement and any amendments or supplements thereto, (y) the filing of the Articles of Merger with the Secretary of State of the State of Washington and (z) such other Governmental Authorizations and notices the failure of which to be obtained or made have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.04.    Available Funds. Parent has and, at the Closing, will have, access to all of the funds that are necessary to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement on the Closing Date, including the payment of the Merger Consideration and all payments to the holders of Company Equity Awards and the payment of all fees and expenses related to or arising out of the transactions contemplated by this Agreement for which Parent or Merger Sub is responsible.
Section 4.05.    Information Supplied. The information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.05, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by or on behalf of the Company.
Section 4.06.    Operation and Ownership of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and as of the date hereof has not engaged in any business activities other than activities in connection with this Agreement and the transactions contemplated hereby. Parent owns, directly or indirectly, all the outstanding shares of capital stock of Merger Sub, free and clear of all Liens (other than Permitted Liens).
Section 4.07.    Litigation. As of the date hereof, there is no Action Pending or, to the Knowledge of Parent, threatened, against Parent, Merger Sub or any of their respective Subsidiaries challenging the validity or propriety of the Merger or the other transactions contemplated by this Agreement which, if adversely determined, would have or reasonably be expected to have a Parent Material Adverse Effect.
Section 4.08.    Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 4.09.    Chapter 23B.19 of the WBCA. At the time the Company Board approved this Agreement, neither Parent nor Merger Sub was an “acquiring person” with respect to the Company as defined in Chapter 23B.19 of the WBCA.
Section 4.10.    Independent Investigation. Each of the Parent and Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of Parent and Merger Sub and their respective Representatives have received access to certain books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that Parent, Merger Sub and their respective Representatives have requested to review, and have had discussions with the Company’s management, for such purpose. Each of Parent and Merger Sub hereby acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Filed SEC Documents and the Company Disclosure Letter as and to the extent provided in the first paragraph of Article III), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, and (b) except for fraud or as set forth in the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Filed SEC Documents and the Company Disclosure Letter as and to the extent provided in the first paragraph of Article III) to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other person acting on behalf of the C ompany, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other person acting on behalf of Parent, with respect to any such information provided or made available to any of them, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement.
Section 4.11.    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Representatives, Parent, Merger Sub and their respective Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that neither the Company nor any of its Representatives makes any representations or warranties to Parent and Merger Sub and will have no liability to Parent, Merger Sub or any other person with respect to the above described information and matters, in each case, except for fraud or as set forth in the express representations and warranties set forth in this Agreement.
Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01.    Conduct of Business by the Company.
(a)    Interim Operations. Except as set forth in Section 5.01 of the Company Disclosure Letter, required by Law or consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 8.01, the Company shall, and shall cause each of its Subsidiaries to (x) carry on its business in all material respects in the Ordinary Course of Business and (y) use commercially reasonable efforts to preserve intact its current business organization and to preserve its relationships and goodwill with customers, suppliers, employees, licensors, licensees, distributors, lessors and others having significant business dealings with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, required by Law or consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof until the earlier of the

Effective Time and the valid termination of this Agreement pursuant to Section 8.01, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
(i)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Company Securities or Company Subsidiary Securities or set any record date therefor, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;
(ii)    split, combine, reclassify or otherwise amend the terms of any Company Securities or Company Subsidiary Securities or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of Company Securities;
(iii)    repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities or any options, warrants or other rights to acquire any such Company Securities or Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay all or a portion of the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy all or a portion of any Tax obligations with respect to Company Equity Awards, and (C) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards;
(iv)    issue, deliver or sell any shares of Company Securities or Company Subsidiary Securities or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than, in each case, (A) upon the exercise or settlement of Company Equity Awards outstanding on the date hereof in accordance with their terms as of the date hereof or issued after the date hereof consistent with Section 5.01(a)(iv) of the Company Disclosure Letter, (B) by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock to the Company or another wholly owned Subsidiary of the Company, or (C) as described in Section 5.01(a)(iv) of the Company Disclosure Letter;
(v)    mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict the use of Company Securities or Company Subsidiary Securities or assets, properties or rights (including Intellectual Property rights) of the Company or any of its Subsidiaries, or otherwise create, assume or suffer to exist any Liens thereupon except Permitted Liens and Liens granted as of the date of this Agreement with respect to the Existing Credit Agreement;
(vi)    amend the Company Articles of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;

(vii)    acquire or agree to acquire from any third person (A) any person or business, by merging or consolidating with, purchasing an equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, or (B) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory, supplies or raw materials acquired in the Ordinary Course of Business;
(viii)    (A) sell, lease, license, sub-license or otherwise dispose of, or otherwise encumber, any of its properties, rights or assets (including Intellectual Property rights), other than (1) sales of inventory, licenses of Software or sales of professional services in the Ordinary Course of Business (which, for the avoidance of doubt, includes for this purpose any non-exclusive licenses in customer Contracts in the Ordinary Course of Business), (2) sales, relinquishment or other disposition of assets that are obsolete or that are no longer used in, or useful for, the conduct of the business of the Company and its Subsidiaries, in each case, in the Ordinary Course of Business, (3) sales, licenses, sublicenses or other dispositions in the Ordinary Course of Business permitted under Contracts existing as of the date of this Agreement, or (4) sales of assets with a value of less than $500,000 individually or in a series of related transactions, or $1,000,000 in the aggregate; or (B) abandon or permit to lapse any Company Registered IP; provided, however, that in any of the foregoing cases described in clause (A) or (B), neither the Company nor any of its Subsidiaries will distribute or make available (including by contribution to an open source project or community) any Software developed by the Company or any of its Subsidiaries as Open Source Materials without first obtaining Parent’s prior written consent, except to the extent consistent with the Company’s current business practices;
(ix)     adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(x)    (A) incur, create, assume or otherwise become liable for, any Indebtedness owed to any third person in excess of $500,000, or amend, modify or refinance any Indebtedness owed to any third person, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any of its wholly owned Subsidiaries (other than advances of expenses and other routine amounts to employees in the Ordinary Course of Business) or (C) redeem, repurchase, prepay, defease, cancel or otherwise acquire any Indebtedness;
(xi)    except as set forth on Section 5.01(a)(xi) of the Company Disclosure Letter, incur or commit to incur any capital expenditures or authorizations or commitments with respect thereto;
(xii)    pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction in the Ordinary Course of Business, or as required by their terms as in effect on the date hereof, of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the Ordinary Course of Business, (B) payment of severance or other termination benefits to employees in the Ordinary Course of Business to the extent otherwise permitted pursuant to Section 5.01(a)(xx) and/or severance or termination obligations mandated by applicable local Law, (C) payment of fees and expenses to Representatives of the Company incurred in connection with the transactions contemplated by this Agreement; or (D) compromises, settlements or agreements to settle any Action which would not require Parent’s consent pursuant to Section 5.01(a)(xiii);
(xiii)    commence any Action (other than any Action against Parent and Merger Sub with respect to the enforcement of this Agreement), or compromise, settle or agree to settle any Action made or Pending by, or against, the Company or any of its Subsidiaries, other than the commencement or settlement of Actions in the Ordinary Course of Business that are unrelated to Intellectual Property Rights and involve only the payment by or to the Company or any of its Subsidiaries of money damages (net of insurance proceeds received) in an amount of no more than $500,000 individually or $2,000,000 in the aggregate; provided that the foregoing shall not permit the Company or any of its Subsidiaries to settle any Action (x) that would impose any restrictions or changes (other than de minimis restrictions or changes) to the business or operations of, or result in the imposition of equitable relief on, or require any admission of wrongdoing by, the Company or any of its Subsidiaries, or (y) for which such settlement is not permitted pursuant to Section 6.03;
(xiv)    (A) other than Contracts for the provision or sale of Company Products to customers in the Ordinary Course of Business (“Customer Contracts”) and Contracts (including inbound licenses of software) with suppliers or vendors entered into in the Ordinary Course of Business to support the Company’s obligations under its existing or anticipated Customer Contracts (“Customer Supply Contracts”), enter into, terminate (except a termination of any Material Contract by its terms due solely to the passage of time), cancel, amend in any material respect or modify in any material respect any Contract that if in effect on the date hereof would have been a Material Contract; provided that under no circumstances shall the Company or any of its Subsidiaries enter into any Contract, including any Customer Contract or Customer Supply Contract, that, if entered into prior to the date hereof, would have been a Material Contract pursuant to subsection (v), (vi), (viii) (other than in the Ordinary Course of Business), (ix), (xi) or (xvi) of Section 3.11(a); (B) expressly waive any material term of or any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or any material liability or material obligation owing to the Company or any of its Subsidiaries under, any Material Contract (except, in each case, as permitted pursuant to Section 5.01(a)(xiii); (C) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Merger or the other transactions contemplated herein (including in combination with any other event or circumstance); or (D) amend or modify the Financial Advisor Agreement;
(xv)    change its fiscal year or change any of its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or (other than as required by GAAP for any assets that are required to be marked-to-market on a periodic basis) revalue any of its material assets;

(xvi)     (A) change any material method of Tax accounting or make (other than on an originally filed Tax Return consistent with past practices (except as otherwise required by a change in applicable Tax Law)), change or revoke any material Tax election, (B) file any material amended Tax Return or claim for a material Tax refund, (C) settle or compromise any material Tax liability or refund, (D) extend the statutory period of limitations with respect to the assessment or collection of any material Tax (other than any extension pursuant to an extension to file any Tax Return obtained in the Ordinary Course of Business) (E) change any tax period, (F) prepare or file any material Tax Return other than on a basis consistent with past practice (except as otherwise required by a change in applicable Tax Law), or (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) or any Tax allocation, indemnification or sharing agreement (excluding any commercial agreements entered into in the Ordinary Course of Business and not primarily relating to Taxes) or request any Tax ruling or Tax holiday;
(xvii)     fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect;
(xviii)    enter into any new line of business (other than any line of business that is reasonably related to and a reasonably foreseeable extension of any line of business existing as of the date of this Agreement) or terminate any line of business existing as of the date hereof;
(xix)    enter into any new lease of real property, or amend in any material respect the terms of any existing lease of real property, other than renewals of existing leases in the Ordinary Course of Business;
(xx)    except as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, (B) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) enter into any employment, consulting, severance, retention or termination agreement (including, for the avoidance of doubt, offer letters) with any of its directors, officers, employees or individual independent contractors, other than offer letters with new hires that do not provide any severance or termination pay and are in the Ordinary Course of Business (other than severance or termination obligations mandated by applicable local Law), (E) establish, adopt, enter into, amend or terminate any Labor Agreement or Company Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (G) terminate the employment of any employee or individual independent contractor having total annual base salary in excess of $200,000 other than for cause or (H) hire any employee or individual independent contractor having annual base salary in excess of $200,000; or
(xxi)    authorize any of, or commit or agree to take any of, the foregoing actions.

If the Company or any of its Subsidiaries desires to take an action that would be prohibited pursuant to this Section 5.01(a) without the prior written consent of Parent, the Company may seek such written consent by sending an email to both of the two (2) Representatives of Parent designated by Parent and listed on Section 5.01(a) of the Company Disclosure Letter with an email copy to Wachtell, Lipton, Rosen & Katz at the addresses set forth in Section 10.03 (for the avoidance of doubt, this paragraph will apply in lieu of Section 10.03 with respect to any consents sought by the Company pursuant to this Section 5.01(a)).
(b)    Conduct of Business by Merger Sub. Until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 8.01, except as otherwise expressly contemplated pursuant to this Agreement or as required by applicable Law, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement.
(c)    Notice of Changes. Until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 8.01, each of the Company and Parent shall promptly notify the other of: (i) any written notice or other written communication received by such Party from any person alleging that the consent of such person is or may be required in connection with the Merger if the failure to obtain such consent would delay, impair or otherwise impact in any adverse respect the consummation of the Merger; and (ii) any Actions commenced or, to its Knowledge, threatened against, the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, that purport to delay, impair or otherwise impact in any adverse respect the consummation of the Merger, or that make allegations that, if true, would have, individually or in the aggregate, a Material Adverse Effect. Until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 8.01, the Company shall promptly notify Parent of (A) any inaccuracy of any representation or warranty of the Company contained herein at any time during the term hereof or (B) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, in each case, if and only to the extent that such inaccuracy or failure to comply would, if still existing at the Closing, cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger to not be satisfied at the Closing, respectively. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.01(c) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and shall not cure any inaccuracy or breach of any representation, warranty, covenant or agreement (including for purposes of testing the conditions to the obligations of Parent and Merger Sub to consummate the Merger).
Section 5.02.    Non-Solicitation; Change of Recommendation.
(a)    No Solicitation. Until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 8.01, the Company shall not, and shall cause its Subsidiaries and the officers and directors of the Company and its Subsidiaries not to, and shall use reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any nonpublic information concerning the Company or any of its Subsidiaries to any person or group in connection with any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Takeover Proposal, or engage in any discussions or negotiations with respect to any Takeover Proposal (other than solely to inform any relevant third party of the restrictions in this Section 5.02), (iii) approve, support, adopt, endorse or recommend any Takeover Proposal, (iv) take any action to make the provisions of any Takeover Law inapplicable to any person other than Parent and its Affiliates or to any transactions constituting or contemplated by a Takeover Proposal, (v) otherwise cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations, or (vi) resolve or agree to do any of the foregoing. Subject to Section 5.02(b), the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors to, and shall use reasonable best efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or groups that may be ongoing with respect to any Takeover Proposal or potential Takeover Proposal. The Company shall promptly after the date hereof instruct each person (if any) that has heretofore executed a confidentiality agreement (other than the Confidentiality Agreement and confidential agreements that have expired pursuant to their terms) relating to a Takeover Proposal or potential Takeover Proposal with or for the benefit of the Company promptly to return to the Company or destroy all information, documents, and materials relating to the Takeover Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company, any of its Subsidiaries or any of their respective Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement, and shall enforce (including by seeking an injunction) the contractual rights of the Company or any of its Subsidiaries under any such agreement with respect thereto, and shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any standstill or similar provision in any confidentiality, standstill or other agreement with such person; provided that the Company may waive any standstill or similar provisions to the extent necessary to permit a person to make, on a confidential basis to the Company Board, a Takeover Proposal, conditioned upon such person agreeing to disclosure of such Takeover Proposal to Parent and Merger Sub, in each case as contemplated by this Section 5.02 (provided, further that the Company may only take such action if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law). The Company shall not, and shall not permit any of its Subsidiaries or its or their respective Representatives to, enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent the information required to be provided to Parent pursuant to this Section 5.02.
The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) assets representing 20% or more of the aggregate fair market value of the consolidated assets (including Intellectual Property Rights) of the Company and its Subsidiaries, taken as a whole (but excluding, for the avoidance of doubt, any license of Intellectual Property Rights entered into in the Ordinary Course of Business), or (2) shares of Company Common Stock or any other Company Securities or Company Subsidiary Securities, which together with any other shares of Company Common Stock or other Company Securities or Company Subsidiary Securities beneficially owned by such person or group, would represent 20% or more of the outstanding shares of Company Common Stock or other Company Securities or Company Subsidiary Securities, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or other Company Securities or Company Subsidiary Securities, (c) any merger, consolidation, business combination, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or 20% or more of the aggregate fair market value of the consolidated assets (including Intellectual Property Rights) of the Company and its Subsidiaries, taken as a whole, or (d) any reorganization, recapitalization, extraordinary dividend, liquidation, dissolution or any other similar transaction involving the Company or any of its Subsidiaries whose business represents 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, for the twelve (12)-month period ending on December 31, 2018, other than, in each case, the transactions contemplated by this Agreement or any proposal or offer by Parent or any of its Subsidiaries.
Wherever the term “group” is used in this Section 5.02, it is used as defined in Rule 13d-3 under the Exchange Act.
The term “Superior Proposal” means any bona fide, written Takeover Proposal received after the date hereof that was not solicited or negotiated in material breach of Section 5.02(a) and that if consummated would result in a person or group owning, directly or indirectly, (a) more than 80% of the outstanding shares of Company Common Stock or (b) more than 80% of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, in each case, which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be more favorable to the stockholders of the Company from a financial point of view than the Merger, in each case, taking into account all the terms and conditions of such proposal and this Agreement (including after giving effect to any changes to the terms of this Agreement proposed by Parent in writing pursuant to Section 5.02(e)) that the Company Board determines to be relevant and which the Company Board determines to be reasonably capable of being completed in accordance with its terms (including, in the case of a cash transaction (in whole or in part), the Company Board determining that financing is then fully committed or reasonably determined to be available), taking into account all financial, legal, regulatory and other aspects of such Takeover Proposal that the Company Board determines to be relevant.
(b)    Response to Takeover Proposals. Notwithstanding anything to the contrary contained in Section 5.02(a) or any other provision of this Agreement, if at any time prior to obtaining the Requisite Company Vote, (i) the Company has received a bona fide written Takeover Proposal from a third party that did not result from a material breach of this Section 5.02, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal and that the failure to take such action described in clause (A) or (B) of this Section 5.02(b) would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement (provided that the Company shall substantially concurrently provide to Parent any nonpublic information concerning the Company or its Subsidiaries that is provided to any person and which was not previously provided to Parent), and/or (B) engage in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal; provided that prior to or concurrently with the Company taking any action described in clause (A) or (B) of this Section 5.02(b), the Company shall provide written notice to Parent of such determination of the Company Board as provided for in this Section 5.02(b).
(c)    Notice to Parent of Takeover Proposals. The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent orally and in writing in the event that the Company, any of its Subsidiaries or any of their respective Representatives receives any Takeover Proposal, or any initial request for nonpublic information concerning the Company or any of its Subsidiaries related to, or from any person or group in connection with, any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Takeover Proposal, or any initial request for discussions or negotiations related to any Takeover Proposal (and any material changes related to any of the foregoing), and in connection with such notice, provide the identity of the person or group making such Takeover Proposal or request and the material terms and conditions thereof (including, if available, copies of any written requests, proposals or offers, including proposed agreements, and written summaries of the material terms of any oral requests, proposals or offers) and the nature of such request, and thereafter the Company shall keep Parent reasonably informed on a reasonably timely basis of any material developments with respect to the discussions with respect thereto (to the extent such discussions are permitted pursuant to Section 5.02(b)), including any material changes to the terms thereof. Without limiting any of the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if it determines to begin providing information or to begin engaging in discussions or negotiations concerning a Takeover Proposal pursuant to Section 5.02(b) and shall in no event begin providing such information or begin engaging in such discussions or negotiations prior to providing such notice. The Company shall provide Parent with at least twenty-four (24) hours’ prior notice (or such shorter notice as may be provided to the Company Board) of each meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal.
(d)    Prohibited Activities. Neither the Company Board nor any committee thereof shall (i) withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation, (ii) adopt, approve, declare the advisability of or recommend, or publicly propose to adopt, approve, declare the advisability of or recommend, any Takeover Proposal, (iii) approve or authorize, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any confidentiality agreement, exclusivity agreement, license agreement, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar Contract related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 5.02(b) (an “Acquisition Agreement”), (iv) following the date any Takeover Proposal or any material modification thereto is first made public or sent or given to the stockholders of the Company, fail to publicly recommend against any such

Takeover Proposal within five (5) business days after Parent’s written request (which request may only be made once with respect to any such Takeover Proposal and each material modification thereto) that the Company do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such recommendation against such Takeover Proposal) or fail to issue a press release that expressly reaffirms the Recommendation within such five (5) Business Day period, (v) fail to include the Recommendation in the Proxy Statement or any amendment thereof when disseminated to the Company’s stockholders or (vi) publicly propose or publicly announce an intention to take any of the foregoing actions (any action described in this Section 5.02(d) being referred to as an “Adverse Recommendation Change”).
(e)    Change of Recommendation. Notwithstanding Section 5.02(d), at any time prior to obtaining the Requisite Company Vote, the Company Board may, subject to compliance in all material respects with the other provisions of this Section 5.02, (x) terminate this Agreement pursuant to Section 8.01(f) in order to enter into an Acquisition Agreement providing for a Superior Proposal, or (y) effect an Adverse Recommendation Change (only of the type contemplated by Section 5.02(d)(i), Section 5.02(d)(v) or Section 5.02(d)(vi) (to the extent related to Section 5.02(d)(i) or Section 5.02(d)(v))) in response to an Intervening Event; provided that (1) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably expected to be inconsistent with its fiduciary duties under applicable Law, (2) in the case of Section 5.02(e)(x), the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the applicable Takeover Proposal constitutes a Superior Proposal and the Company terminates this Agreement pursuant to Section 8.01(f), (3) the Company has provided prior written notice to Parent and Merger Sub, at least four (4) Business Days in advance, that it will take the applicable action referred to in Section 5.02(e)(x) or Section 5.02(e)(y) and specifying in reasonable detail the reasons therefor (a “Notice of Intended Recommendation Change”) (which notice shall not itself constitute an Adverse Recommendation Change), and (4) the Company has complied in all material respects with the following additional covenants:
(i)    if such action is being taken pursuant to Section 5.02(e)(x), and if requested by Parent, after providing any such Notice of Intended Recommendation Change, the Company shall, shall cause its directors and officers to and shall instruct and use its reasonable best efforts to cause its other Representatives to, negotiate with Parent and Merger Sub in good faith during any such four (4) Business Day period (it being understood and agreed that any material amendment to the terms of any such Superior Proposal (and in any event including any amendment to any price term thereof) shall require a new Notice of Intended Recommendation Change and compliance with the other requirements of this Section 5.02(e) anew except that references herein to a four (4) Business Day period shall be deemed to be references to a two (2) Business Day period) regarding any written proposal by Parent to amend the terms and conditions of this Agreement and the other agreements contemplated hereby and at the end of such four (4) Business Day period (or two (2) Business Day period in the case of a material amendment) the Company Board again makes the determinations described in clauses (1) and (2) of this Section 5.02(e) with respect to such Superior Proposal; and

(ii)    if such Adverse Recommendation Change is being made pursuant to Section 5.02(e)(y):
(1)    such Adverse Recommendation Change is being made as a result of an event, fact, development or occurrence that materially affects the business, assets or operations of the Company and that was not known or reasonably foreseeable by the Company Board as of the date hereof and becomes known to the Company Board after the date hereof (each, an “Intervening Event”); provided that in no event shall any of the following constitute or be deemed to be an Intervening Event: (I) any event, fact, development or circumstance resulting from any breach of this Agreement by the Company, (II) the receipt, existence or terms of any Takeover Proposal or any matter relating thereto or any consequences thereof, (III) any action taken by any party pursuant to and in compliance with the covenants and agreements set forth in this Agreement, and any consequences of such action, (IV) general changes in the industry in which the Company operates (unless such changes disproportionately affect the Company as compared with other participants in the industry in which the Company operates, and then only to the extent of such disproportionate effect), (V) the fact, in and of itself, that the Company exceeds any internal or published projections or (VI) changes, in and of themselves, in the price of the Company Common Stock; and
(2)    during any such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any written proposal by Parent to amend the terms and conditions of this Agreement and the other agreements contemplated hereby and at the end of such four (4) Business Day period the Company Board again makes the determinations described in clause (1) of this Section 5.02(e) with respect to such Intervening Event.
(f)    Communications with Stockholders. Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, so long as any action taken or statement made to so comply is consistent with this Section 5.02. In addition, nothing in this Agreement will prohibit the Company or the Company Board from making the following communications, and no such statements will be deemed, in and of themselves, to constitute an Adverse Recommendation Change: (i) a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Takeover Proposal, (iii) an express reaffirmation of the Recommendation or (iv) a factually accurate public statement that describes the Company’s receipt and review of a Takeover Proposal, the terms thereof and the identity of the person making such Takeover Proposal, and the operation of this Agreement with respect thereto, provided that such public statement contains an express reaffirmation of the Recommendation. Nothing in this Agreement will prohibit the Company or the Company Board from making any other statement to the stockholders of the Company (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board, after consultation with its outside legal counsel, has determined in good faith is required by applicable Law; provided that nothing in this sentence shall permit the Company Board to make any Adverse Recommendation Change except to the extent expressly permitted by, and in accordance with, Section 5.02(e).

Article VI
ADDITIONAL AGREEMENTS
Section 6.01.    Proxy Statement; Company Stockholders’ Meeting.
(a)    As promptly as reasonably practicable, and no later than 20 Business Days following the date of this Agreement, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement. Subject to Section 5.02(e), the Company and the Company Board shall include the Recommendation in the proxy statement to be filed with the SEC in connection with seeking the Requisite Company Vote (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”). Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto) will, on the date the Proxy Statement is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments (written or oral) of the SEC with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to the Company’s stockholders and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. The Company will cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable, and in no event more than five (5) Business Days, after the later of (i) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (ii) the date on which the Company learns the SEC staff has no further comments on the Proxy Statement. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, the Party that discovers such information shall promptly notify the other Parties and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC.

(b)    Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change, the Company shall, as promptly as practicable, and in no event more than forty-five (45) days after the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or the date on which the Company learns the SEC has no further comments on the Proxy Statement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Requisite Company Vote (the “Company Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, and, subject to an Adverse Recommendation Change in accordance with Section 5.02(e), the Company shall use its reasonable best efforts to obtain the Requisite Company Vote. Within three (3) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is twenty (20) Business Days after the date of such “broker search.” Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement, Parent reasonably determines in good faith that the Requisite Company Vote is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such single adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) there are holders of an insufficient number of shares present or represented by proxy at the Company Stockholders’ Meeting to constitute a quorum, (ii) the Company determines in good faith that it must solicit additional votes in favor of this Agreement to obtain the Requisite Company Vote or (iii) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law (as determined by the Company in good faith after consultation with Parent) or a request from the SEC or its staff; provided that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven (7) days from the prior-scheduled date (after giving effect to any prior adjournment or postponement) or to a date on or after the fifth (5th) business day preceding the Outside Date. Notwithstanding any Adverse Recommendation Change, unless this Agreement has been validly terminated pursuant to Section 8.01, the Company shall submit this Agreement to the stockholders of the Company for approval at the Company Stockholders’ Meeting and shall not submit any Takeover Proposal for approval by the stockholders of the Company.
Section 6.02.    Access to Information; Confidentiality. Until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 8.01, the Company shall and shall cause each of its Subsidiaries to afford to Parent, its Subsidiaries and their respective Representatives, reasonable access during normal business hours, upon reasonable prior notice to the Company, to all of the Company’s and its Subsidiaries’ properties, books and records (but excluding any confidential information contained in personnel files to the extent the disclosure of such information is prohibited by Privacy Laws and any documents, records or information that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements set forth in Section 5.02, to any Takeover Proposal) and to those employees of the Company to whom Parent reasonably requests access, and, during such period, and subject to the limitations described in parentheses above in this Section 6.02, the Company shall furnish to Parent, its Subsidiaries and their respective Representatives, as promptly as reasonably practicable, (a) all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request and (b) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would (i) reasonably be expected to jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or violate any confidentiality obligations to a third party (in which case the Company will give notice to Parent of the fact that it is withholding such information or documents and the Parties will use their reasonable best efforts to institute appropriate substitute disclosure arrangements, to the extent practical in the circumstances), or (ii) contravene any applicable Law. Parent and the Company shall comply with, and shall cause their respective Representatives (as applicable) to comply with, all of their respective obligations provided in the Confidentiality Agreement with respect to information obtained pursuant to this Section 6.02.
Section 6.03.    Reasonable Best Efforts; Approvals; Transaction Litigation.
(a)    Upon the terms and subject to the conditions set forth herein, each of the Parties agrees to use its reasonable best efforts to: (i) take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to cause the conditions to the Closing to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all necessary Governmental Authorizations of or by any Governmental Authority and make all necessary registrations, declarations and filings with, and notices to, such Governmental Authorities (including pursuant to the HSR Act) and take all reasonable steps as may be necessary to avoid an Action by, any Governmental Authority with respect to the transactions contemplated hereby; (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated hereby; and (iv) vigorously defend or contest any Action brought by any private party that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement or any Transaction Litigation. “Transaction Litigation” means any Action commenced or threatened against any Party or any of its Affiliates by any private party relating to, arising out of or involving this Agreement (including any stockholder litigation, regardless of whether the claims therein are brought directly by stockholders or on behalf of the Company or otherwise), the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement. For the avoidance of doubt, Transaction Litigation shall not include any Action brought or threatened by any Governmental Authority.

(b)    In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby reasonably promptly after the date hereof, (ii) make appropriate filings pursuant to the Foreign Merger Control Laws of Austria, Germany, Japan, South Korea and, in the event that the U.K. Competition and Markets Authority requests a Merger Notice to be submitted, the United Kingdom (collectively, “Specified Foreign Merger Control Laws”), formally or in draft form (where pre-filing consultation is required), reasonably promptly after the date hereof, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Specified Foreign Merger Control Laws, and (iv) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required Governmental Authorizations, as applicable, under the HSR Act and the Specified Foreign Merger Control Laws as soon as practicable. Without limiting the foregoing, the Parties shall request early termination of the waiting period under the HSR Act. No Party shall consent to any voluntary extension of any statutory deadline or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Specified Foreign Merger Control Law or other regulatory Law unless each of the other Parties has given its prior written consent to such extension or withdrawal.
(c)    Notwithstanding anything to the contrary contained herein, the Parties hereby agree and acknowledge that neither this Section 6.03 nor the “reasonable best efforts” standard shall require, or be construed to require Parent or the Company or any of their respective Subsidiaries or other Affiliates, in order to obtain any required approval from any Governmental Authority or any third party, to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates) if taking any such action described in clause (i) or (ii) would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries or the Company and its Subsidiaries. For the purposes of this Section 6.03(c), a material adverse effect shall be measured relative to the size of the Company and its Subsidiaries, taken as a whole, regardless of whether such actions are imposed on, or affect Parent, the Company or any of their respective Subsidiaries.
(d)    Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other Party apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated hereby. Each of the Company and Parent will furnish to the other Party such necessary information and reasonable assistance as the other Party may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any substantive presentations or submissions to a Governmental Authority, giving the other Party the opportunity to review in advance any proposed substantive submissions to a Governmental Authority and considering in good faith any comments provided by the other Party on such submission, and supplying each other with copies of all correspondence, filings or communications between any Party, on the one hand, and any Governmental Authority, on the other hand, with respect to the transactions contemplated hereby; provided, however, that each Party shall be entitled to redact any information relating to valuation. Each of the Company and Parent will give the other Party a reasonable opportunity to attend any meetings, or to participate in any material communications with, a Governmental Authority to the extent permitted by such Governmental Authority. For the avoidance of doubt, the provisions of Section 6.01(a), and not this Section 6.03(d), shall govern the matters referred to in Section 6.01(a).
(e)    Each of Parent and the Company shall keep each other reasonably informed regarding any Transaction Litigation, but only to the extent that doing so would not, in the reasonable judgment of such Party, jeopardize any legal privilege of such Party with respect thereto, it being agreed that each Party will reasonably cooperate with the other Parties to permit such inspection of or to disclose such information in a manner that does not compromise or waive such privilege with respect thereto. The Company shall promptly advise Parent orally and in writing and the Company shall cooperate fully with Parent (and shall use reasonable best efforts to cause its Representatives to cooperate fully with Parent) in connection with, and shall consult with and permit Parent and its Representatives to participate in, the defense, negotiations or settlement of any Transaction Litigation and the Company shall give due consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise, settle, come to a settlement arrangement regarding any Transaction Litigation or consent thereto unless in each case Parent shall consent thereto in advance in writing.
(f)    Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.
(g)    The Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to obtain prior to the Effective Time all required consents, approvals or waivers from any third party in connection with the Merger, including as required under any Material Contracts, and participate in any related discussions or negotiations with Parent upon Parent’s reasonable request; provided that neither the Company nor any of its Subsidiaries shall be required to incur any out-of-pocket costs or expenses in connection therewith, unless Parent agrees to pay or promptly reimburse the Company or its applicable Subsidiary therefor if this Agreement shall be terminated in accordance with its terms.
Section 6.04.    State Takeover Laws. If any Takeover Law becomes or is deemed or purports to be applicable to the Company, Parent or Merger Sub or this Agreement, the Merger or any other transaction contemplated hereby, then the Company and the Company Board, as applicable, shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate the effects of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby. No Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by this Agreement.
Section 6.05.    Employee Matters.
(a)    For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time (each, a “Company Employee”), for so long as such Company Employee remains employed by Parent or any of its Subsidiaries during such period, (i) base salary (for the avoidance of doubt, excluding any supplemental pay) that is at least equal to that provided to such Company Employee immediately prior to the Effective Time, (ii) cash incentive compensation opportunities (including with respect to individual target bonus levels) that are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries); (iii) other employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries) and (iv) subject to Section 6.05(e), upon a termination without cause of a Company Employee, severance benefits that are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries).
(b)    Each Company Employee shall be given credit for all service with the Company and its Subsidiaries and their respective predecessors, if applicable, for purposes of eligibility for vacation and service recognition awards under the employee benefit plans of Parent, the Surviving Corporation, or any of their Subsidiaries in which such Company Employee becomes a participant, and eligibility under the Family and Medical Leave Act; provided that foregoing service credit shall not apply to the extent that its application would result in a duplication of benefits.
(c)    With respect to each health and welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Company Employees, Parent shall use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible dependents) under such plan to the extent that such conditions, exclusions or waiting periods were waived or satisfied under the comparable health or welfare benefit plans of the Company immediately prior to the Effective Time; and (ii) each Company Employee (or his or her eligible dependents) to be given credit under such plan for all amounts paid by the Company Employee (or his or her eligible dependents) under any similar

Company Benefit Plan for the plan year that includes the Effective Time for purposes of satisfying any applicable deductible or out-of-pocket requirements under such plan maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.
(d)    If requested by Parent not less than ten (10) Business Days before the anticipated Effective Time, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plans (collectively, the “Company 401(k) Plan”), effective as of the day prior to the day on which the Effective Time occurs. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the Internal Revenue Service on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”), permit the Company Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans to participants) to the Parent 401(k) Plan, in the form of cash (or in the case of loans, notes), in an amount equal to the full account balance distributed to such Company Employee from the Company 401(k) Plan.
(e)    At the Effective Time, the Parent shall assume, perform and discharge in accordance with their applicable terms (including any applicable rights to amend or terminate any such arrangements) all obligations of the Company and/or its Subsidiaries under the Company Stock Plans, each Company Benefit Plan providing for acceleration of vesting of Company Equity Awards and each Company Benefit Plan providing for severance or other termination pay and/or benefits and (ii) assume, perform and discharge the obligations set forth in Section 6.05 of the Company Disclosure Letter.
(f)    The Company and Parent will discuss in good faith the impact of Sections 280G and 4999 of the Code with respect to the transactions contemplated by this Agreement and will discuss with each other in good faith their respective calculations and positions with respect to the same.
(g)    Without limiting Section 10.05, the Parties acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the Parties, and that nothing herein, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation), (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or its Subsidiaries, or (iii) shall limit the right of Parent or its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend, terminate or otherwise modify any Company Benefit Plan or employee benefit plan of Parent or its Subsidiaries following the Effective Time.

Section 6.06.    Indemnification, Exculpation and Insurance.
(a)    All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing as of the date hereof in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date hereof, a director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Party”) as provided in the Company Articles of Incorporation, the Company Bylaws, the equivalent organizational documents of any Subsidiary of the Company which has been made available to Parent, or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries which has been made available to Parent, shall survive the Merger and continue in full force and effect in accordance with their respective terms. For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation Articles of Incorporation and the Surviving Corporation Bylaws to contain provisions no less favorable with respect to indemnification, exculpation, limitation of liabilities and advancement of expenses with respect to the Indemnified Parties in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are as set forth in the Company Articles of Incorporation or the Company Bylaws and shall not amend, repeal or otherwise modify the Surviving Corporation Articles of Incorporation or the Surviving Corporation Bylaws in any manner that would adversely affect the rights thereunder of any Indemnified Parties with respect to indemnification, exculpation and limitation of liabilities of the Indemnified Parties and advancement of expenses in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time.
(b)    Without limiting Section 6.06(a), from and after the Effective Time, in the event of any threatened or actual Action, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), or officer of the Company, any of its Subsidiaries or any of their respective predecessors, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorney’s fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Action. Each of Parent, the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any matter for which such Indemnified Party has validly sought indemnification under such indemnification agreement; provided that no Indemnified Party will be liable for any settlement of such matter effected without his or her prior written consent. Parent’s and the Surviving Corporation’s obligations under this Section 6.06(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided that all rights hereunder in respect of any Action asserted or made within such period shall continue until the final disposition of such Action.
(c)    For a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policies in effect on the date hereof; provided that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300 % of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (which amount the Company represents and warrants is set forth in Section 6.06(c) of the Company Disclosure Letter) (the “Maximum Premium”); provided, further, that if the annual premiums of such insurance coverage exceed the Maximum Premium, if and to the extent available commercially, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium; provided, further, that Parent may substitute therefor policies of a reputable national insurance company (with comparable credit ratings to the Company’s existing carrier) the material terms of which, including with respect to coverage and amount, are no less favorable in any material respect to any Indemnified Party. Notwithstanding the foregoing, the Company (prior to the Closing Date) may (after reasonable consultation with Parent), or at Parent’s written request prior to the Closing Date will, or Parent or the Surviving Corporation upon the Effective Time may, obtain in lieu of the insurance contemplated by the preceding sentence a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each person who is covered by such policies on the date hereof on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date hereof; provided that the maximum premium for such tail insurance policy shall not be in excess of the Maximum Premium; provided, further, that any such tail policy may not be amended, modified or cancelled or revoked by the Company, Parent or the Surviving Corporation in any manner that is adverse to the Indemnified Parties.
(d)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and other assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, the Surviving Corporation and Parent, respectively, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.06 unless assumed by operation of Law.
(e)    From and after the Effective Time (but not prior thereto), the provisions of this Section 6.06 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs. The provisions of this Section 6.06 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Section 6.07.    Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of the New York Stock Exchange or NASDAQ, as applicable, and, except in connection with an Adverse Recommendation Change, subject to compliance with Section 5.02(e).

The Parties agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties. Notwithstanding the foregoing, (a) to the extent the content of any press release or other public statement is substantially the same as a statement previously issued in accordance with this Section 6.07, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other public statement, and (b) the Parties may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are consistent with the initial press release and other press releases and public statements made jointly by the Parties or made by one Party in accordance with this Section 6.07 and do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.
Section 6.08.    Financing Matters. The Company shall deliver to Parent and Merger Sub, at least three (3) Business Days’ prior to the Closing Date, a payoff letter with respect to the Amended and Restated Credit Agreement between Wells Fargo Bank, National Association and the Company, dated January 7, 2016 (as amended, supplemented, or otherwise modified from time to time, the “Existing Credit Agreement”), which payoff letter shall provide, subject to customary exceptions, (a) that upon receipt of the payoff amount from or on behalf of the Company set forth in the payoff letter prior to the Effective Time, the Indebtedness incurred thereunder and related instruments shall be terminated and (b) that all Liens in connection therewith relating to the assets, rights and properties of the Company or any of its Subsidiaries securing such Indebtedness, shall, upon the payment of the amount set forth in the payoff letter at the Effective Time be released and terminated. At or prior to the Effective Time, the Company and its Subsidiaries shall pay off all amounts outstanding (including related fees and expenses) under the Existing Credit Agreement (up to the extent of cash available to the Company and its Subsidiaries at such time).
Section 6.09.    Rule 16b-3 Matters. The Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated hereby, including any dispositions of Company Securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act to the extent permitted by applicable Law.
Section 6.10.    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
Section 6.11.    Intellectual Property Matters. The Company will use reasonable best efforts, and shall cooperate and consult with Parent in good faith, to take the actions set forth in Section 6.11 of the Company Disclosure Letter.

Article VII
CONDITIONS PRECEDENT
Section 7.01.    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by each of the Parties on or prior to the Closing Date of the following conditions:
(a)    Requisite Company Vote. The Requisite Company Vote shall have been obtained.
(b)    No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any temporary restraining order, preliminary or permanent injunction, or any Law or other Judgment which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger (collectively, “Restraints”); provided, however, that prior to invoking this Section 6.01(b), a party shall have taken all actions (if any) required of such Party under Section 6.03 to have such Restraint lifted.
(c)    Antitrust Approval. (i) The waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) all other required approvals, consents or clearances under the Specified Foreign Merger Control Laws shall have been obtained.
Section 7.02.    Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Parent or Merger Sub on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company (A) set forth in Section 3.01 (Organization, Standing and Corporate Power), Section 3.04 (Authority; Recommendation), Section 3.07(a) (Absence of Certain Changes), Section 3.24 (State Takeover Statutes; Rights Plan), Section 3.25 (Brokers and Other Advisors) and Section 3.26 (Opinion of Financial Advisor) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case as of such specific date only), (B) Section 3.02(a) (Subsidiaries) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of such specific date only), (C) set forth in Sections 3.03(a)-(c) (Capital Structure) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects as of such specific date only), except, in the case of this clause (C), for inaccuracies that, individually or the aggregate, would not increase the aggregate amount payable by Merger Sub or Parent in the Merger by more than a de minimis amount and (D) set forth in the Agreement, other than those described in clause (A), (B) or (C) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of such specific date only) except, in the case of this clause (D), where the failure of such representations and warranties to be so true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect.
(b)    Performance of Obligations. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.
(c)    No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.
(d)    Company Officer’s Certificate. Parent and Merger Sub shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.
Section 7.03.    Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the Company on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of such specific date only) except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Performance of Obligations. Parent and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.
(c)    Parent Officers’ Certificate. The Company shall have received from the Parent a certificate, dated as of the Closing Date and signed by an officer of Parent, certifying to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
Article VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01.    Termination. This Agreement may be terminated and abandoned:
(a)    by mutual written consent of Parent and the Company;
(b)    by either of Parent or the Company:
(i)    in the event that the Effective Time has not occurred on or before the date that is six (6) months following the date hereof (the “Outside Date”); provided that (A) if, on the Outside Date, all of the conditions set forth in Article VII, other than the conditions set forth in Section 7.01(b) (to the extent any such Restraint is in respect of, or is, the HSR Act or any other Antitrust Law) or Section 7.01(c) and those conditions that by their nature are to be satisfied or validly waived on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then, at the election of Parent or the Company, as the case may be, the Outside Date shall be extended for all purposes hereunder for up to two (2) periods (the first period of four (4) months and the second period of three (3) months) (and such extended date shall thereafter constitute the Outside Date) by delivery of written notice to the other Party; and (B) the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose breach of this Agreement was a principal cause of or resulted in the failure of the Effective Time to occur by such date; or
(ii)    if any Restraint shall be in effect enjoining, restraining or otherwise preventing or prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; provided that (A) the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any Party unless such Party shall have complied with its obligations under Section 6.03 to prevent, oppose or remove such Restraint; and (B) the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party whose breach of this Agreement was a principal cause of or resulted in such Restraint;
(c)    by Parent, if (i) there shall be any breach of or inaccuracy in any of the Company’s representations or warranties set forth herein or the Company has failed to perform any of its covenants or agreements set forth herein, (A) which inaccuracy, breach or failure to perform would give rise to the failure of any condition set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) to be satisfied, (B) Parent shall have delivered to the Company written notice of such inaccuracy, breach or failure to perform and (C) such inaccuracy, breach or failure to perform (1)

is not capable of being cured prior to the Outside Date or (2) is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such inaccuracy, breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 8.01(d); or (ii) a Material Adverse Effect has occurred and such Material Adverse Effect is either (A) not capable of being cured prior to the date that is six (6) months following the date hereof or (B) is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such occurrence;
(d)    by the Company, if there shall be any breach or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties set forth herein or Parent or Merger Sub has failed to perform any of its covenants or agreements set forth herein, (i) which inaccuracy, breach or failure to perform would give rise to the failure of any condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied, (ii) the Company shall have delivered to Parent written notice of such inaccuracy, breach or failure to perform and (iii) such inaccuracy, breach or failure to perform (A) is not capable of being cured prior to the Outside Date or (B) is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 8.01(c)(i);
(e)    by Parent, at any time prior to obtaining the Requisite Company Vote, in the event that any of the following shall have occurred: (i) an Adverse Recommendation Change, (ii) a tender or exchange offer relating to securities of the Company shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer or (iii) a material breach by the Company of the provisions of Section 5.02;
(f)    by the Company, at any time prior to obtaining the Requisite Company Vote, in accordance with Section 5.02(e) in order to enter into an Acquisition Agreement providing for a Superior Proposal immediately following or concurrently with such termination; provided that concurrent payment of the Company Termination Fee pursuant to Section 8.03(a) shall be a condition to the right of the Company to terminate this Agreement pursuant to this Section 8.01(f); or
(g)    by either Parent or the Company, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Requisite Company Vote shall not have been obtained at such Company Stockholders’ Meeting (or at any adjournment or postponement thereof) at which a vote on the approval of this Agreement is taken.
Section 8.02.    Effect of Termination. In the event that this Agreement is terminated in accordance with Section 8.01, this Agreement shall forthwith become void and have no further force or effect, without any liability or obligation on the part of Parent, Merger Sub or the Company (or any stockholder, director, officer, employee or Representative of such Party), other than the provisions of the last sentence of Section 6.02, this Section 8.02, Section 8.03, Section 8.04, Section 8.05, Article IX, Article X and the Confidentiality Agreement, which provisions shall survive such termination; provided that no such termination shall relieve any Party from liability for fraud or any willful breach of this Agreement.
Section 8.03.    Company Termination Fee.
(a)    If this Agreement is terminated by Parent pursuant to Section 8.01(e)(i) or Section 8.01(e)(ii), then the Company shall pay to Parent (or a person designated by Parent in writing) the Company Termination Fee by wire transfer of same-day funds within one (1) Business Day following the date of such termination of this Agreement.
(b)    If this Agreement is terminated by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent (or a person designated by Parent in writing) the Company Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement.
(c)    If (i) after the date hereof, a Takeover Proposal shall have become publicly known and not irrevocably withdrawn at least two (2) Business Days prior to the termination of this Agreement, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.01(b)(i) (but only (1) if the Requisite Company Vote has not been obtained prior to such termination or (2) if Parent would then be entitled to terminate this Agreement pursuant to Section 8.01(c)(i) or Section 8.01(e)(iii)), (B) by Parent pursuant to Section 8.01(c)(i) or Section 8.01(e)(iii) or (C) by Parent or the Company pursuant to Section 8.01(g) and (iii) within twelve (12) months of such termination, a Takeover Proposal is consummated or a definitive agreement providing for a Takeover Proposal is entered into, then, in any such case, the Company shall pay to Parent (or a person designated by Parent in writing) the Company Termination Fee by wire transfer of same-day funds on the earlier of the date on which any such definitive agreement is entered into by the Company or any of its Subsidiaries or the date any such transaction is consummated. Solely for purposes of this Section 8.03(c), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(a), except that all references to “20%” therein shall be deemed to be references to “50%.”
(d)    In no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e)    The Company acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Merger Sub would have entered into this Agreement. Notwithstanding anything herein to the contrary, Parent and Merger Sub agree that, upon the valid termination of this Agreement under circumstances in which the Company Termination Fee is payable by the Company pursuant to this Section 8.03 and the Company pays in full of the Company

Termination Fee to Parent (or a person designated by Parent in writing), such Company Termination Fee shall be deemed to be liquidated damages, and not a penalty, payable to Parent and, except in the case of fraud or any willful breach of this Agreement (which fraud or willful breach shall be governed by Section 8.02), receipt of the Company Termination Fee (and the amounts contemplated by the last sentence of this Section 8.03(e)) shall constitute the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby (including the termination thereof or any matter forming a basis for such termination). If the Company fails to pay the Company Termination Fee when due pursuant to this Section 8.03, (i) the Company shall pay to Parent its costs and expenses (including attorneys’ fees) incurred in connection with any Action commenced by Parent to obtain such payment and (ii) the Company Termination Fee shall accrue interest from the date such payment was due until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was due plus 3.0%.
Section 8.04.    Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties; provided, that after the Requisite Company Vote is obtained, if any such amendment shall by applicable Law require further approval of the Company’s stockholders, the effectiveness of such amendment shall be subject to the approval of the Company’s stockholders.
Section 8.05.    Extension; Waiver. At any time prior to the Effective Time, to the extent permitted by applicable Law, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) except as otherwise provided herein, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Article IX

INTERPRETATION
Section 9.01.    Certain Definitions. For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Company in any respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain any standstill provision and shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement.
“Action” means any (i) action, suit, claim (including any counterclaim), litigation, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, charge,

complaint, arbitration or mediation, or (ii) any audit, inquiry, examination or investigation, in each case, commenced, brought, conducted or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration panel or mediator or mediation panel, but excluding, in each of the foregoing cases, any ordinary course office action related to or arising from the Company’s efforts with respect to registration or prosecution of the Company Registered IP.
“Affiliate” of any person means another person that directly or indirectly, including through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks in New York City are required or authorized to close.
“Commercially Available Software” means any computer software that is generally commercially available pursuant to shrink-wrap, click-through or other standard licensing terms, used by the Company or any of its Subsidiaries with little or no modification.
“Company Benefit Plan” means each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other bonus, profit sharing, deferred compensation, incentive compensation, severance, retention, employment, change of control, fringe benefit, supplemental benefit, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, disability, death benefit, hospitalization, medical or other employee benefit plan, policy, program, Contract, arrangement or understanding, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries as of the date hereof for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than any Multiemployer Plan.
“Company Disclosure Letter” means the letter dated as of the date hereof delivered by the Company to Parent and Merger Sub prior to and in connection with the execution and delivery of this Agreement.
“Company Products” means all products, technologies and services (including Software provided as a service, engineering, support and maintenance and other professional services) of the Company or any of its Subsidiaries made commercially available, or with respect to which Company or any of its Subsidiaries provides support or maintenance, as of the date hereof.
“Company Restricted Shares” means the restricted shares of Company Common Stock underlying any Company RSA Award.
“Company Stock Plan” means each of the Company’s (a) 2000 Non-Executive Employee Stock Option Plan, (b) 2003 Stock Option Plan, (c) 2004 Long-Term Equity Compensation Plan, (d) 2006 Long-Term Equity Compensation Plan, (e) 2009 Long-Term Equity Compensation Plan and (f) Amended and Restated 2013 Equity Incentive Plan.

“Company Termination Fee” means $46,000,000.00.
“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of December 14, 2017, by and between the Company and Parent.
“Contract” means any contract, lease, indenture, note, bond, mortgage, franchise, license, agreement, instrument or other commitment that, in each case, is legally binding.
“Equity Award Exchange Ratio” means the quotient of (i) the Merger Consideration divided by (ii) the Parent Common Stock VWAP.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Indebtedness” of any person means (i) all obligations of such person for borrowed money or evidenced by a note, bond, debenture, mortgage, debt security or similar instrument, (ii) all obligations under all letters of credit, bonds (including surety bonds) and similar obligations, whether or not drawn, and banker’s acceptances, (iii) all obligations of such person as lessee under capital leases, (iv) all obligations of such person for overdrafts, (v) liabilities of such person under all hedging obligations, (vi) all obligations of such person to pay the deferred purchase price of property or services, (vii) indebtedness secured by any Liens on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof and (viii) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (i) through (vii) of this definition, and with respect to any indebtedness, obligation, claim or liability of a type described elsewhere in this definition, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs and other charges with respect thereto.
“Intellectual Property” means any or all of the following: (A) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, Trade Secrets, proprietary information, know-how, technology, techniques, processes, technical data and customer lists, and all documentation relating to any of the foregoing; (B) business, technical and know-how information, nonpublic information, confidential information; (C) works of authorship (including computer programs, in any form, including source code, object code, or executable code, and whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, databases and data collections, schematics, diagrams, application programming interfaces, user interfaces, algorithms, websites, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (D) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; and (E) any similar or equivalent property or embodiments of Intellectual Property Rights.

“Intellectual Property Rights” means any and all rights arising from or associated with any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (A) logos, trade names, trademarks and service marks (registered and unregistered), trade dress, slogans and similar rights, and all registrations thereof and all applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (B) domain names, uniform resource locators, World Wide Web addresses and any other Internet addresses or identifiers (collectively, “Internet Properties”); (iii) patents, utility models and any similar or equivalent rights with respect to the protection of inventions (including utility and design patents, industrial design rights, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations, extensions, invention disclosures, records of intention, certificates of invention and priority rights), and all applications for any of the foregoing (collectively, “Patents”); (iv) copyrights and mask works (registered and unregistered), works of authorship and all other rights corresponding thereto, including moral and economic rights of authors and inventors (collectively, “Copyrights”); (v) know-how, trade secrets, inventions, methods, processes, customer lists, technical data, specifications, discoveries, techniques, methodologies, formulae, algorithms, research and development information, technology, product roadmaps, customer lists and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure (“Trade Secrets”); and (vi) publicity rights, database rights and any other proprietary, intellectual or industrial property rights of any kind or nature.
“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the persons set forth in Section 9.01(a) of the Company Disclosure Letter, and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of John Schultz, Executive Vice President, General Counsel and Corporate Secretary.
“Material Adverse Effect” means any change, circumstance, effect, event or occurrence that, individually or in the aggregate, (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no change, circumstance, effect, event or occurrence to the extent resulting from, arising out of or attributable to any of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect for purposes of this clause (a): (i) changes in general economic or financial markets or political conditions in the United States or any other country, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared) or terrorism, (iii) any hurricane, tornado, tsunami, flood, mudslide, volcano, earthquake, wild fire, epidemic or other natural disaster or force majeure event, (iv) any change after the date hereof in applicable Law or GAAP (or any authoritative interpretation thereof), (v) general conditions in the industry (or changes in such conditions) in which the Company operates, (vi) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, and (B) any widespread general suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (vii) the failure, in and of itself, of the Company to meet any internal or published projections, estimates, plans, budgets or forecasts or analyst projections or estimates, in any such case in respect of revenues, earnings or other financial, business or operating metrics, or changes in the market price or trading volume of Company Common Stock, or analyst downgrades with respect to the Company Common Stock or changes in the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect, if not otherwise excluded by another clause of this definition), (viii) the execution and delivery of this Agreement or the pendency or consummation of the transactions contemplated hereby (including the identity of Parent), or the public announcement thereof, including any impact on the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners (provided that this clause (viii) shall not limit or otherwise modify any representation or warranty in Section 3.05, Section 3.13(h) or Section 3.16(l) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement), (ix) any action taken by the Company or any Subsidiary that is expressly required to be taken by this Agreement, or the failure of the Company or any Subsidiary to take any action expressly prohibited from being taken by this Agreement, or any action taken or not taken by the Company or any of its Subsidiaries at Parent’s express written request and (x) any Transaction Litigation, except in the case of clause (i), (ii), (iii), (iv), (v) or (vi) of this definition, unless and to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industry in which the Company operates; or (b) prevents or materially delays the consummation by the Company of Merger or any of the other transactions contemplated by this Agreement on a timely basis.
“Material Marks” means any Marks owned by the Company or any of its Subsidiaries that are used in and material to the business of the Company or its Subsidiaries.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or 4001(a)(3) of ERISA.
“Non-U.S. Company Benefit Plan” means any Company Benefit Plan maintained primarily for the benefit of employees or other service providers of the Company, any Company Subsidiary or any ERISA Affiliate who are employed or otherwise provide service outside of the United States.
“Open Source Materials” means any Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (such as the Creative Commons licenses, GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

“Ordinary Course of Business” means the ordinary course of business and consistent with past practice.
“Owned Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (whether exclusively, jointly or otherwise), including Company Registered IP.
“Parent Common Stock VWAP” means the volume weighted average price of a share of Parent Common Stock over the ten (10) trading-day period starting with the opening of trading on the eleventh (11th) trading day prior to Closing Date and ending at the close of trading on the second-to-last trading day prior to Closing Date, as reported by Bloomberg.
“Parent Material Adverse Effect” means any change, circumstance, effect, event or occurrence that, individually or in the aggregate, would prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger prior to the Outside Date or perform any of their respective obligations under this Agreement.
“Pending” means the claim or other action has been asserted in writing to the Company and/or filed with the appropriate authority, but has not been the subject of a final determination or judgment.
“Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve, in accordance with GAAP, has been provided on the appropriate financial statements, (iii) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other matters that are shown in public records and that would not, individually or in the aggregate, reasonably be expected to materially impair the value or continued use and operation of the asset(s) to which they relate, (iv) zoning, building and other similar codes and regulations, (v) non-exclusive object code licenses of Intellectual Property Rights and (vi) Liens arising under applicable securities Laws.
“person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature.
“Personal Data” means any information in any form or format relating to an identifiable or identified natural person or that is otherwise regulated under any applicable privacy, data protection, or data security Law.
“Registered IP” means all United States, international and foreign registrations, and recordals of, and applications for, Intellectual Property Rights, including: (a) Patents and Patent applications (including provisional applications, statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations, as the case may be); (b) Marks registrations and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (c) Copyright registrations and applications for Copyright registration; (d) Internet Properties; and (e) any other Intellectual Property Rights that are subject to any filing, application, registration, issuance, grant or recording with any state, provincial, federal, government or other public or quasi-public legal authority.
“Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.
“Security Incident” means (i) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized processing of any Personal Data or other confidential information of the Company or its Subsidiaries or their customers or users, (ii) inadvertent, unauthorized, and/or unlawful sale, or rental of such data or information, or (iii) any other unauthorized access to or use of the computer systems and networks and Company Products and Software.
“Software” means in object and source code form (as applicable) any and all computer programs, software, firmware, middleware, applications, APIs, web widgets, scripts and code, and any associated documentation for any the foregoing.
“Subsidiary” with respect to any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other outstanding equity interests, the holders of which are generally entitled to vote for the election of the board of directors or equivalent governing body of such corporation or other legal entity.
“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gains, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, escheat or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, or value added taxes; customs’ duties, tariffs, and similar charges.
“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes filed or required to be filed with the IRS or any other taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns, including any amendment thereto.
“Third Party Intellectual Property License” means any Contract under which Intellectual Property or Intellectual Property Rights owned or licensed in whole or in part by persons other than the Company or its Subsidiaries is licensed (including sublicensed) for use by the Company or any of its Subsidiaries or that provides for a covenant not to sue the Company or any of its Subsidiaries with respect to such Intellectual Property or Intellectual Property Rights.

Section 9.02.    Index of Defined Terms. The following terms used in this Agreement have the meanings ascribed to them on the pages indicated below:

Acceptable Confidentiality Agreement	72
Acquisition Agreement	54
Action	72
Adverse Recommendation Change	55
Affiliate	73
Agreement	1
Anti-Corruption Laws	40
Articles of Merger	2
Bid	25
Book-Entry Shares	6
Business Day	73
Cancelled Shares	4
Capitalization Date	11
Cash-Out Option	7
Certificate	4
Closing	2
Closing Date	2
Code	9
Commercially Available Software	73
Company	1
Company 401(k) Plan	63
Company Articles of Incorporation	10
Company Benefit Plan	73
Company Board	1
Company Bylaws	10
Company Common Stock	1
Company Disclosure Letter	73
Company Employee	62
Company Equity Awards	11
Company Government Contract	25
Company Government Subcontract	25
Company Licensed Intellectual Property	34
Company Preferred Stock	11
Company Products	73
Company Registered IP	34
Company Restricted Shares	73
Company RSA Awards	11
Company RSU Awards	11
Company Securities	12
Company Stock Options	11

Company Stock Plan	73
Company Stockholders’ Meeting	58
Company Subsidiary Securities	10
Company Termination Fee	74
Confidentiality Agreement	74
Contract	74
Converted Shares	4
Copyrights	75
Customer Supply Contracts	49
Dissenting Shares	4
Effective Time	2
Environment	20
Environmental Claim	20
Environmental Law	20
Equity Award Exchange Ratio	74
ERISA	74
ERISA Affiliate	74
Exchange Fund	5
Exclusively Licensed Marks	34
Existing Credit Agreement	66
Fairness Opinion	43
Filed SEC Documents	9
Financial Advisor	43
Financial Advisor Agreement	43
Foreign Merger Control Laws	14
Former Government Employee	28
GAAP	15
Governmental Authority	14
Governmental Authorizations	14
Hazardous Materials	21
HSR Act	14
Import and Export Laws	18
Indebtedness	74
Indemnified Party	64
Intellectual Property	74
Intellectual Property Rights	75
Internet Properties	75
Intervening Event	56
Judgment	14
Knowledge	75
Law	14
Leased Real Property	33
Liens	11

Marks	75
Material Adverse Effect	75
Material Contract	24
Material Marks	76
Material Policies	39
Maximum Premium	65
Merger	1
Merger Consideration	4
Merger Sub	1
Multiemployer Plan	76
NASDAQ	14
Non-U.S. Company Benefit Plan	76
Notice of Intended Recommendation Change	55
OFAC	18
Open Source Materials	76
Ordinary Course of Business	77
Outside Date	69
Owned Company Intellectual Property	77
Owned Real Property	33
Parent	1
Parent 401(k) Plan	63
Parent Common Stock	7
Parent Common Stock VWAP	77
Parent Material Adverse Effect	77
Parent RSU Award	8
Parent Stock Option	7
Parties	1
Party	1
Patents	75
Paying Agent	5
Pending	77
Permitted Liens	77
person	77
Personal Data	77
Privacy Laws	41
Proxy Statement	57
Real Property Leases	33
Recommendation	1
Registered IP	77
Release or Released	21
Representative	78
Requisite Company Vote	12
Restraints	67

Restricted Parties	19
Roll-Over Option	7
Sarbanes-Oxley Act	15
SEC Documents	14
Security Incident	78
Software	78
Specified Foreign Merger Control Laws	60
Subsidiary	78
Superior Proposal	53
Surviving Corporation	2
Surviving Corporation Articles of Incorporation	3
Surviving Corporation Bylaws	3
Takeover Laws	13
Takeover Proposal	52
Tax	78
Tax Returns	78
Taxes	78
Technical Regulations	21
Third Party Intellectual Property License	78
Top Customers	42
Top Suppliers	42
Trade Secrets	75
Transaction Litigation	59
Voting Company Debt	12
Underwater Option	8
WBCA	1
Section 9.03.    Interpretation.
(a)    When a reference is made herein to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.
(b)    The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used herein is not exclusive. Any references herein to “dollars” or “$” shall mean U.S. dollars. The words “as of the date hereof,” “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.
(d)    The phrase “made available,” when used in reference to anything made available to Parent, Merger Sub or their Representatives shall be deemed to mean uploaded to and made available to Parent, Merger Sub and their Representatives in complete and unredacted form no less than one (1) Business Day prior to the date hereof in the online data room hosted on behalf of the Company by Merrill Corporation under the name “Project Peahi.”
(e)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against any Party drafting or causing any instrument to be drafted.
(f)    References to a person are also to its permitted successors and assigns. All terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(g)    All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them herein. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (i) the Section or subsection of this Agreement to which it corresponds in number and (ii) in the case of information set forth in Article III of the Company Disclosure Letter, each other Section or subsection of Article III to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant, as applicable, shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item constitutes a Material Adverse Effect.
(h)    The definitions contained herein are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
(i)    Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
Article X
GENERAL PROVISIONS
Section 10.01.    Nonsurvival of Representations and Warranties. None of the representations and warranties herein or in any instrument delivered pursuant to this Agreement shall survive the

Effective Time. This Section 10.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.
Section 10.02.    Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.
Section 10.03.    Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; on the date of transmission by electronic mail (subject to confirmation of receipt), in each case to the intended recipient as set forth below; and the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to Parent or Merger Sub, to:

Hewlett Packard Enterprise Company
6280 America Center Drive
San Jose, CA 95002
Attention:	Rishi Varma, Senior Vice President,
General Counsel and Assistant Secretary
Email:	rishi.varma@hpe.com
with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Andrew R. Brownstein
Benjamin M. Roth
Raaj S. Narayan
Email:	ARBrownstein@wlrk.com
BMRoth@wlrk.com
RSNarayan@wlrk.com

if to the Company, to:

Cray Inc.
901 Fifth Avenue Suite 1000
Seattle, WA 98164
Attention:	Peter J. Ungaro
Brian C. Henry
Email:	ungaro@cray.com
brianh@cray.com
with a copy (which shall not constitute notice) to:

Fenwick & West LLP
1191 Second Ave, 10th Floor
Seattle, Washington 98101
Attention:	Alan C. Smith
David K. Michaels
Email:	acsmith@fenwick.com
dmichaels@fenwick.com
Section 10.04.    Entire Agreement. This Agreement, together with the Confidentiality Agreement, the exhibits and annexes hereto or thereto, the Company Disclosure Letter and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.
Section 10.05.    Third-Party Beneficiaries. Except (a) as specifically provided in the provisions of Section 6.06 (with respect to which the Indemnified Parties shall be the sole third-party beneficiaries) or (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock to receive the Merger Consideration in accordance with the terms of and subject to the conditions of this Agreement, neither this Agreement nor any other agreement contemplated hereby is intended to or shall confer upon any person other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties herein are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.05 without notice or liability to any other person. The representations and warranties herein may represent an allocation among the Parties of risks associated with particular matters.
Section 10.06.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that Parent and Merger Sub may transfer or assign all or any part of their respective rights, in whole or in part, under this Agreement or under any related document to any wholly owned Subsidiary of Parent (it being understood that such transfer or assignment shall not relieve Parent of its obligations hereunder). No assignment by any Party in violation of this Agreement shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 10.07.    GOVERNING LAW. THIS AGREEMENT AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY DIRECTLY OR INDIRECTLY BE BASED UPON, RELATE TO OR ARISE OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAWS THAT MIGHT RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED THAT MATTERS RELATING TO (A) ARTICLE I AND (B) THE FIDUCIARY DUTIES OF THE COMPANY BOARD AND THE BOARD OF DIRECTORS OF MERGER SUB SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON.
Section 10.08.    Jurisdiction; Service of Process.
(a)    Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any Action directly or indirectly based upon, relating to or arising out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such Action shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Action so brought. Each of the Parties agrees that a final judgment in any Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 10.03. Nothing in this Section 10.08 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
Section 10.09.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.10.    Specific Performance; Remedies. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the transactions contemplated hereby) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 8.01, each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 10.08, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
Section 10.11.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 10.12.    Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HEWLETT PACKARD ENTERPRISE
COMPANY

By:	/s/ Rishi Varma
Name: Rishi Varma
Title: Senior Vice President, General
Counsel and Assistant Secretary

CANOPY MERGER SUB, INC.

By:	/s/ Sergio E. Letelier
Name: Sergio E. Letelier
Title: President and Secretary

CRAY INC.

By:	/s/ Peter J. Ungaro
Name: Peter J. Ungaro
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]